Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made and entered into as of the 31st day of December, 2012, by and among Senn-Delaney Leadership Consulting Group, LLC, a California limited liability company (the “Company”), the members of the Company listed on Schedule A to this Agreement (each individually, a “Member” and collectively, the “Members”) and Heidrick & Struggles International, Inc., a Delaware corporation (“Buyer”). The Company, the Members and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Members own the membership interests in the Company set forth on Schedule A hereto (collectively, the “Membership Interests”), constituting all of the outstanding membership interests of the Company; and

WHEREAS, Buyer desires to purchase from the Members, and the Members desire to sell to Buyer, the Membership Interests, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company, the Members and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in Annex I.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

2.1 Purchase and Sale of Membership Interests.

2.1.1 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from each Member, and each Member shall sell, transfer, assign and deliver to Buyer, all of the Membership Interests owned by such Member, free and clear of all Encumbrances, other than restrictions on transfer of unregistered securities arising under any applicable federal, state or foreign securities laws, as set forth opposite such Member’s name on Schedule A.

2.1.2 The base purchase price (the “Base Purchase Price”) for all of the Membership Interests shall be Fifty Three Million Five Hundred Thousand Dollars ($53,500,000) in cash, subject to adjustment as provided in Section 2.3.

2.1.3 The “Purchase Price” shall equal (a) (i) the Base Purchase Price plus (ii) the Final Working Capital Adjustment (it being understood that the Final Working Capital Adjustment may be either positive or negative), plus (b) any Earnout Amount, if any.

2.2 Closing.

2.2.1 The closing of the purchase and sale of the Membership Interests and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Steptoe & Johnson LLP, 2121 Avenue of the Stars, Suite 2800, Los Angeles, California at 10:00 a.m., Los Angeles time, on such date as Buyer and the Company mutually agree, which shall be no later than the fifth (5th) Business Day after satisfaction or waiver of the conditions to the Closing set forth in Article VII and Article VIII (other than conditions which by their nature can be satisfied only at Closing), or at such other time or place as Buyer and the Company may agree to in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

2.2.2 At the Closing, each Member shall deliver or cause to be delivered to Buyer:

2.2.2.1 duly executed releases, in the form of Exhibit A, to be effective as of the Closing Date, from each Member;

2.2.2.2 a duly executed counterpart of the Indemnity Escrow Agreement by each Member Representative;

2.2.2.3 a duly executed counterpart of the Retention Escrow Agreement by each Member Representative;

2.2.2.4 a duly executed counterpart of an Employment Agreement;

2.2.2.5 the duly executed certificate referred to in Section 7.1.1.5;

2.2.2.6 the duly executed counterpart of a Contingent Exercise Agreement if such Member is an Optionholder;

2.2.2.7 if applicable, a duly executed Spousal Consent; and

2.2.2.8 all other agreements, instruments or documents required to be delivered by such Member at Closing pursuant to this Agreement or as may be reasonably requested by Buyer in connection with the Closing of the transactions contemplated hereby.

2.2.3 At the Closing, the Company shall, and each Member shall cause the Company to, deliver or cause to be delivered to Buyer:

2.2.3.1 resignations, to be effective as of the Closing Date, of the managers of the Company and Senn-Delaney International LLC;

2.2.3.2 a certificate of the Company, in a form reasonably acceptable to Buyer, certifying (a) the organizational documents of the Company, (b) resolutions of the Members approving and authorizing the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and (c) incumbency matters with respect to the Company;

2.2.3.3 a good standing certificate of the Company from its jurisdiction of formation and such other jurisdictions in which it is qualified as a foreign company, dated within five (5) Business Days prior to the Closing Date;

2.2.3.4 a duly executed counterpart of each Employment Agreement;

2.2.3.5 the duly executed certificate referred to in Section 7.1.1.6;

2.2.3.6 an opinion of Counsel, dated as of the Closing Date, in form and substance satisfactory to Buyer;

2.2.3.7 a payoff letter from each holder of an Encumbrance (other than Permitted Encumbrances) on any of the assets of the Company, indicating that upon payment of a specified amount such holder shall release such Encumbrance and agree to execute a Uniform Commercial Code Termination Statement, or such other documents or endorsements necessary to release of record such Encumbrance and evidence of the release or discharge of such financing statements, judgments and/or other such Encumbrance on or against the assets of the Company, in form and substance reasonably satisfactory to Buyer; and

2.2.3.8 all agreements, instruments or documents required to be delivered by the Company at Closing pursuant to this Agreement or as may be reasonably requested by Buyer in connection with the Closing of the transactions contemplated hereby.

2.2.4 At the Closing, Buyer shall deliver or cause to be delivered to the appropriate party:

2.2.4.1 a payment of Four Million Dollars ($4,000,000) (the “Escrow Funds”) by wire transfer of immediately available funds to the Escrow Agent for deposit under the Indemnity Escrow Agreement;

2.2.4.2 a payment of Six Million Five Hundred Thousand Dollars ($6,500,000) by wire transfer of immediately available funds to the Escrow Agent for deposit under the Retention Escrow Agreement;

2.2.4.3 the Base Purchase Price less the Escrow Funds by paying and delivering to each Member such Member’s Allocable Share of the Base Purchase Price less the Escrow Funds, by wire transfer of immediately available funds to the account designated by such Member in writing at least three (3) Business Days prior to the Closing;

2.2.4.4 a certificate of Buyer, in a form reasonably acceptable to the Company, certifying (a) the organizational documents by Buyer, (b) resolutions of the board of directors of Buyer approving and authorizing the execution, delivery and performance by Buyer of this Agreement and the consummation of Buyer of the transactions contemplated hereby and (c) incumbency matters with respect to Buyer;

2.2.4.5 a good standing certificate of Buyer from its jurisdiction of formation, dated within five (5) Business Days prior to the Closing Date; and

2.2.4.6 all other certificates, agreements, instruments or documents required to be delivered by Buyer at Closing pursuant to this Agreement or as may be reasonably requested by the Members or the Company in connection with the Closing of the transactions contemplated hereby.

2.3 Base Purchase Price Adjustment.

2.3.1 No later than two (2) Business Days prior to the Closing Date, (a) the Company shall prepare and deliver to Buyer a statement setting forth its reasonably detailed good faith estimate as of the open of business on the Closing Date of the Working Capital (the “Estimated Working Capital”) and (b) the Members shall deliver a certificate signed by James H. Hart and Diana Ott, certifying that such statement was prepared in accordance with the definition of Working Capital and procedures set forth in Annex II. Upon receipt of the statement and certificate referred to in the immediately preceding sentence, and in connection with Buyer’s review of such statement, Buyer and its Representatives shall be given reasonable access, during normal business hours and upon reasonable notice, to (a) all of the books and records of the Company relating to such statement, including a copy of the schedules, computations and workpapers of the Company used in connection with such statement, and (b) the finance personnel of the Company.

2.3.2 On the Closing Date, the Base Purchase Price shall be (a) increased, if the Estimated Working Capital exceeds NEGATIVE One Million Five Hundred Seventy Eight Thousand Dollars (-$1,578,000) (the “Reference Working Capital”), by an amount equal to the difference between the Estimated Working Capital and the Reference Working Capital or (b) decreased, if the Estimated Working Capital is less than the Reference Working Capital, by an amount equal to the difference between the Reference Working Capital and the Estimated Working Capital.

2.3.3 Within ninety (90) days following the Closing Date, Buyer shall deliver or cause to be delivered to the Members the following (collectively, the “Preliminary Closing Statement”):

2.3.3.1 an unaudited balance sheet of the Company immediately prior to the Closing (the “Preliminary Closing Balance Sheet”), prepared in accordance with the definition of Working Capital and procedures set forth in Annex II;

2.3.3.2 a reasonably detailed calculation by Buyer of the Working Capital as of the open of business on the Closing Date based on the Preliminary Closing Balance Sheet (the “Preliminary Working Capital”); and

2.3.3.3 a certificate of an officer of Buyer, certifying that the Preliminary Closing Balance Sheet has been prepared in accordance with GAAP consistently applied with the Balance Sheet and that the Preliminary Working Capital was prepared in accordance with the definition of Working Capital and procedures set forth in Annex II.

Upon receipt of the Preliminary Closing Statement, and in connection with the Members’ review of such statement, the Member Representatives and their Representatives shall be given reasonable access, during normal business hours and upon reasonable notice, to (a) all of the books and records of the Company and Buyer relating to such statement, including a copy of the schedules, computations and workpapers of the Company and Buyer used in connection with the Preliminary Closing Statement, and (b) the finance personnel of the Company and Buyer, in each case, excluding any materials prepared in connection with any dispute or potential dispute between the Members, on the one hand, and Buyer, on the other hand.

2.3.4 The Members shall have sixty (60) Business Days following receipt of the Preliminary Closing Statement to review the Preliminary Closing Balance Sheet and the calculation of Preliminary Working Capital and to notify Buyer in writing if the Members dispute any item or amount of the Preliminary Working Capital set forth on the Preliminary Closing Statement, specifying the reasons therefor in reasonable detail together with the Members’ calculation of such item or amount (the “Dispute Notice” and each item or amount on the Dispute Notice, a “Disputed Item”). Other than the Disputed Items, the Members shall be deemed to have accepted all items and amounts contained in the Preliminary Closing Balance Sheet and the calculation of Preliminary Working Capital delivered by Buyer pursuant to Section 2.3.3.

2.3.5 In the event that the Members shall deliver a Dispute Notice to Buyer, Buyer and the Members shall attempt to resolve any Disputed Item as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Balance Sheet and the Preliminary Working Capital shall be made in accordance with the agreement of Buyer and the Members. If, for any reason, Buyer and the Members are unable to resolve any Disputed Item within fifteen (15) Business Days of the Members’ delivery of such Dispute Notice, such dispute shall be resolved by Ernst &Young LLP (the “Independent Accountant Arbitrator”); provided that if the Independent Accountant Arbitrator is unable or unwilling to serve in this capacity, then Buyer and the Members shall within fifteen (15) Business Days after the end of such fifteen (15)-Business Day period agree on an alternate independent accounting firm, or in default thereof such selection shall be made by the American Arbitration Association (“AAA”), which accounting firm shall be the “Independent Accountant Arbitrator” hereunder, and such determination shall be final and binding on, and shall not be subject to appeal by, Buyer or the Members, and may be entered and enforced as provided in Section 12.3. If there is a referral to the Independent Accountant Arbitrator, each of Buyer and the Members agree, if requested by the Independent Accountant Arbitrator, to execute a reasonable engagement letter and submit to the Independent Accountant Arbitrator, not later than ten (10) Business Days after its appointment, a written statement summarizing such Party’s position on the Disputed Items, together with such supporting documentation as such Party deems necessary. The Independent Accountant Arbitrator shall act as an arbitrator to determine, based solely on the materials submitted and presentations by Buyer and the Members, and not by independent review, only the Disputed Items that have not been settled by negotiation, and its determination with respect to each Disputed Item shall be an amount within the range established with respect to such Disputed Item by Buyer’s calculation delivered pursuant to Section 2.3.3, on the one hand, and the Members’ calculation delivered pursuant to Section 2.3.4, on the other hand. The Independent Accountant Arbitrator shall be instructed to use reasonable best efforts to deliver to Buyer and the Members a written report setting forth the resolution of each Disputed Item within thirty (30) days of submission of the Preliminary Closing Balance Sheet and the Preliminary Working Capital to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accountant Arbitrator in respect of its services pursuant to this Section 2.3.5 shall be shared equally by (i) subject to Section 12.16, the Members, severally based on their Allocable Share, on the one hand, and (ii) Buyer, on the other hand. The “Final Closing Balance Sheet” and the “Final Working Capital” shall be (a) if no Dispute Notice has been timely delivered by the Members, the Preliminary Closing Balance Sheet and the Preliminary Working Capital, respectively, as originally submitted by Buyer, or (b) if a Dispute Notice has been timely delivered by the Members, the Preliminary Closing Balance Sheet and the Preliminary Working Capital, respectively, as adjusted to take into account (i) the items and amounts accepted or deemed to have been accepted by the Members, (ii) Disputed Items settled by negotiation and (iii) Disputed Items determined by the Independent Accountant Arbitrator.

2.3.6 The “Final Working Capital Adjustment” shall equal the difference between the Final Working Capital and the Estimated Working Capital (it being understood that the Final Working Capital Adjustment may be either a positive or a negative number).

2.3.7 If the Final Working Capital Adjustment is (a) a positive number, then Buyer shall pay such amount to the Members (with such amount allocated among the Members based on their Allocable Share of such amount) or (b) a negative number, then the Members, subject to Section 12.16, severally based on their Allocable Share of such amount, shall pay such amount to Buyer, with each Member paying its Allocable Share of such amount. Any payments required to be made by Buyer or by the Members pursuant to this Section 2.3.7 shall be delivered within five (5) Business Days after the determination of the Final Working Capital Adjustment pursuant to Section 2.3.6, by wire transfer of immediately available funds, without deduction, set-off, counterclaim or withholding (except as otherwise permitted pursuant to Sections 2.5 and 10.10), together with interest thereon from the Closing Date to the date of payment at the rate equal to the United States dollar prime rate per annum, as published by The Wall Street Journal on the Closing Date to the account or accounts designated in writing no later than three (3) Business Days after the determination of the Final Working Capital Adjustment pursuant to Section 2.3.6 by Buyer or the Members, as applicable. Such interest shall be calculated based on a year of three hundred sixty five (365) days and the number of days elapsed since the Closing Date.

2.3.8 Buyer and the Members agree that the adjustment contemplated by this Section 2.3 is intended to be measured based on the definition of Working Capital set forth in Annex II, with the calculation of Working Capital being performed in accordance with the procedures set forth in Annex II.

2.3.9 Buyer agrees that, from the Closing through the date on which the Final Working Capital becomes finally determined, it shall not, and will cause the Company not to, take any action with respect to any accounting books and records on which the Working Capital is to be based that would make it impossible to calculate the Working Capital in the manner and using the methods required hereby.

2.4 Earnout.

2.4.1 As promptly as practicable, and in any event within ninety (90) days following each of the fiscal years ended December 31, 2013, 2014 and 2015, Buyer will deliver to the Members a written notice setting forth in reasonable detail Buyer’s calculation of Actual EBITDA, in the case of the fiscal years ended December 31, 2013 and 2014, and Actual EBITDA and Actual Cumulative EBITDA, in the case of the fiscal year ended December 31, 2015 (each, an “EBITDA Notice”). Upon receipt of an EBITDA Notice, the Members and their Representatives shall be given reasonable access to all of the books and records of the Company relating to such notice.

2.4.2 The Members shall have thirty (30) Business Days following receipt of an EBITDA Notice to review it and to notify Buyer in writing if the Members dispute any item or amount set forth on such EBITDA Notice, specifying the reasons therefor in reasonable detail together with the Members’ calculation of such item or amount (each, an “Earnout Dispute Notice” and each item or amount on the Earnout Dispute Notice, an “Earnout Disputed Item”). Other than the Earnout Disputed Items, the Members shall be deemed to have accepted all items and amounts contained in such EBITDA Notice.

2.4.3 In the event that the Members shall deliver an Earnout Dispute Notice to Buyer, Buyer and the Members shall attempt to resolve any Earnout Disputed Item as promptly as practicable and, upon such resolution, if any, any adjustments to the EBITDA Notice shall be made in accordance with the agreement of Buyer and the Members. If, for any reason, Buyer and the Members are unable to resolve any Earnout Disputed Item within fifteen (15) Business Days of the Members’ delivery of such Earnout Dispute Notice, such dispute shall be resolved by the Independent Accountant Arbitrator; provided that if the Independent Accountant Arbitrator is unable or unwilling to serve in this capacity, then Buyer and the Members shall within fifteen (15) Business Days after the end of such fifteen (15)-Business Day period agree on an alternate independent accounting firm, or in default thereof such selection shall be made by AAA, which accounting firm shall be the “Independent Accountant Arbitrator” hereunder, and such determination shall be final and binding on, and shall not be subject to appeal by, Buyer or the Members, and may be entered and enforced as provided in Section 12.3. If there is a referral to the Independent Accountant Arbitrator, each of Buyer and the Members agree, if requested by the Independent Accountant Arbitrator, to execute a reasonable engagement letter and submit to the Independent Accountant Arbitrator not later than ten (10) Business Days after its appointment, a written statement summarizing such Party’s position on the Earnout Disputed Items, together with such supporting documentation as such Party deems necessary. The Independent Accountant Arbitrator shall act as an arbitrator to determine, based solely on the materials submitted and presentations by Buyer and the Members, and not by independent review, only the Earnout Disputed Items that have not been settled by negotiation, and its determination with respect to each Earnout Disputed Item shall be an amount within the range established with respect to such Earnout Disputed Item by Buyer’s calculation delivered pursuant to Section 2.4.1, on the one hand, and the Members’ calculation delivered pursuant to Section 2.4.2, on the other hand. The Independent Accountant Arbitrator shall be instructed to use reasonable best efforts to deliver to Buyer and the Members a written report setting forth the resolution of each Disputed Item within thirty (30) days of submission of the materials submitted by Buyer and the Members to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accountant Arbitrator in respect of its services pursuant to this Section 2.4.3 shall be borne by Buyer and the Members in relative proportion to the amount by which the calculation of the Earnout Disputed Items by each of them differs from that of the Independent Accountant Arbitrator, such calculation to be made by the Independent Accountant Arbitrator. A “Final EBITDA Notice” shall be (a) if no Earnout Dispute Notice has been timely delivered by the Members, the EBITDA Notice, as originally submitted by Buyer, or (b) if an Earnout Dispute Notice has been timely delivered by the Members, the EBITDA Notice, as adjusted to take into account (i) the items and amounts accepted or deemed to have been accepted by the Members, (ii) Earnout Disputed Items settled by negotiation and (iii) Earnout Disputed Items determined by the Independent Accountant Arbitrator.

2.4.4 If Actual EBITDA calculated based on a Final EBITDA Notice for any of the fiscal years ended December 31, 2013, 2014 and 2015 equals or exceeds eighty-five percent (85%) of Projected EBITDA for any such fiscal year, Buyer shall pay the Members for such fiscal year one-third (1/3) of Actual EBITDA for such fiscal year (each, a “Yearly EBITDA Payment”), by wire transfer of immediately available funds, without deduction, set-off, counterclaim or withholding (except as otherwise permitted pursuant to Sections 2.5 and 10.10), within five (5) Business Days after the determination of the Final EBITDA Notice to the account or accounts designated by the Members in writing no later than three (3) Business Days after the determination of the Final EBITDA Notice. For the avoidance of doubt, if Actual EBITDA calculated based on a Final EBITDA Notice for any of the fiscal years ended December 31, 2013, 2014 and 2015 is less than eighty-five (85%) of Projected EBITDA for any such fiscal year, Buyer shall make no Yearly EBITDA Payment for such fiscal year.

2.4.5 If Actual Cumulative EBITDA calculated based on a Final EBITDA Notice equals or exceeds one hundred percent (100%) of Projected Cumulative EBITDA, Buyer shall pay the Members, if positive, Fifteen Million Dollars ($15,000,000) less the aggregate amount of any Yearly EBITDA Payments paid or payable (the “Cumulative EBITDA Payment”), by wire transfer of immediately available funds, without deduction, set-off, counterclaim or withholding (except as otherwise permitted pursuant to Sections 2.5 and 10.10), within five (5) Business Days after the determination of the Final EBITDA Notice for the fiscal year ended December 31, 2015 to the account or accounts designated by the Members in writing no later than three (3) Business Days after the determination of the Final EBITDA Notice for the fiscal year ended December 31, 2015. If Actual Cumulative EBITDA calculated based on a Final EBITDA Notice equals or exceeds one hundred-fifteen percent (115%) of Projected Cumulative EBITDA, Buyer shall pay the Members fifty percent (50%) of the difference between Actual Cumulative EBITDA and Projected Cumulative EBITDA (the “Premium Performance Payment,” together with the Yearly EBITDA Payments and the Cumulative EBITDA Payment, each an “Earnout Amount”), by wire transfer of immediately available funds, without deduction, set-off, counterclaim or withholding (except as otherwise permitted pursuant to Sections 2.5 and 10.10), within five (5) Business Days after the determination of the Final EBITDA Notice for the fiscal year ended December 31, 2015 to the account or accounts designated by the Members in writing no later than three (3) Business Days after the determination of the Final EBITDA Notice for the fiscal year ended December 31, 2015. For the avoidance of doubt, if Actual Cumulative EBITDA calculated based on a Final EBITDA Notice is less than one hundred percent (100%) of Projected Cumulative EBITDA, Buyer shall make no Cumulative EBITDA Payment or Premium Performance Payment.

2.4.6 For so long as any Earnout Amount may be payable, (i) Buyer shall take, and shall cause the Company to take, all appropriate measures to ensure that the Company generates financial statements sufficient to allow the Earnout Amounts to be calculated and reviewed in accordance with this Agreement and (ii) Buyer shall not intentionally take, and shall cause the Company not to intentionally take, any action the primary purpose of which is to frustrate the ability of the Company to meet or exceed Projected EBITDA.

2.4.7 The Members hereby agree that any Earnout Amounts paid to the Members shall be distributed in accordance with each Member’s Allocable Share.

2.5 Withholdings. Buyer shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to such payments under any provision of federal, state or local Tax law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.6 Purchase Price Allocation. Not more than one hundred eighty (180) days after the Closing Date, Buyer will deliver to the Members a schedule allocating the Base Purchase Price (as adjusted pursuant to Section 2.3.2) as provided in this Section 2.6. As soon as practicable after payment of each of (a) the Final Working Capital Adjustment, (b) the Earnout Amount for the fiscal year ended December 31, 2013, (c) the Earnout Amount for the fiscal year ended December 31, 2014, and (d) the Earnout Amount for the fiscal year ended December 31, 2015, Buyer will deliver to the Members a schedule allocating each such payment in accordance with this Section 2.6. Buyer and the Members agree that the aggregate amount of (a) the Base Purchase Price (as adjusted pursuant to Section 2.3.2), plus (b) the Final Working Capital Adjustment, plus (c) any Earnout Amount received shall be allocated in the following amounts or consistent with the following methodology: (a) first, to the tangible assets of the Company, (b) second, an amount not to exceed Six Hundred Thousand Dollars ($600,000) shall be allocated, solely for Tax purposes, to the non-compete described in Section 6.14, and (c) third, any remaining amount shall be allocated to goodwill and other intangible assets. Except as otherwise required by law or pursuant to a “determination” under Section 1313(a) of the Code, Buyer and the Members agree to act, and will act, and will cause their Affiliates to act, in accordance with such allocations for purposes of all income Taxes, and neither Buyer nor the Members will take any position inconsistent therewith in any Tax Return or similar filings (including IRS Form 8594), any refund claim, any litigation, or otherwise. The Parties acknowledge and agree that the allocation of the Purchase Price as set forth above shall not limit the amount of damages that Buyer may seek for any breach of the covenants contained in Article VI.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE MEMBERS

Each Member, severally, represents and warrants, as to such Member only, to Buyer as follows:

3.1 Authorization. Such Member has all requisite power and authority to execute, deliver and perform such Member’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Member and, assuming due execution and delivery by each other Member, Buyer and the Company, constitutes a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally, and to general principles of equity (whether considered in a proceeding at law or in equity).

3.2 Governmental Approvals. No material filing or registration with, notification to, or authorization, license, clearance, permit, qualification, waiver, order, action, consent or approval of, any Governmental Authority (collectively, “Governmental Approvals”) is required in connection with the execution, delivery and performance of this Agreement by such Member, except as set forth in Schedule 4.4.

3.3 No Conflict or Violation. The execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated by this Agreement do not (a) assuming all Governmental Approvals described in Sections 3.2, 4.4 and 5.3 have been obtained or made, conflict with or violate any applicable law to which such Member or any of his assets is subject; (b) require a consent, notice or approval under, conflict with, result in a violation, termination or breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, whether after the giving of notice or the lapse of time or both, any contract to which such Member is a party; or (c) create or impose any Encumbrance other than Permitted Encumbrances on the assets of such Member.

3.4 Membership Interests. Such Member is the owner of the number and class of Membership Interests set forth opposite such Member’s name on Schedule A, free and clear of all Encumbrances (other than restrictions on transfer of unregistered securities arising under applicable federal, state or foreign securities laws). At the Closing, such Member will transfer good title to such Membership Interests to Buyer, free and clear of all Encumbrances (other than restrictions on transfer of unregistered securities arising under any applicable federal, state or foreign securities laws).

3.5 Legal Proceedings. There are no actions, suits or other proceedings pending or, to the actual knowledge of such Member, threatened against such Member, at law or in equity, by or before any Governmental Authority that challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated by this Agreement. Such Member is not subject to any judgment, decree, injunction or order of any Governmental Authority that would materially impair or delay such Member’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Company Disclosure Schedule, subject to Section 12.16, the Members, severally and not jointly, represent and warrant to Buyer as follows:

4.1 Due Formation and Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California. The Company is qualified to do business as a foreign limited liability company and is in good standing in each other jurisdiction in which the nature of its business as now conducted or the character or location of the properties and assets owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. The Company has delivered or made available to Buyer a correct, true and complete copy of the Operating Agreement and all amendments thereto, as in effect on the date hereof, and the Company is not in violation of any provisions thereof.

4.2 Authorization. The Company has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of the Company, and no other limited liability company action or proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or for the Company to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer and each Member, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in proceedings at law or in equity).

4.3 Subsidiaries. Other than Senn-Delaney International LLC, the Company does not, directly or indirectly, own any beneficial interest in any Person and therefore has no Subsidiaries. Senn-Delaney International LLC (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada, (b) has no assets or liabilities, and (c) has not conducted any business. The Company (y) has delivered or made available to Buyer a correct, true and complete copy of the organizational documents of Senn-Delaney International LLC and all amendments thereto, as in effect on the date hereof, and Senn-Delaney International LLC is not in violation of any provisions thereof, and (z) is the sole, direct or indirect, owner of all the beneficial interests in Senn-Delaney International LLC. There are no outstanding subscriptions, options, warrants, call rights, phantom stock, conversion rights, rights of first refusal, redemption rights, profit participation, repurchase rights or other agreements relating to the issuance, sale, delivery, transfer, purchase or redemption by Senn-Delaney International LLC (including any right of conversion or exchange under any outstanding security or other instrument) of any equity interests in Senn-Delaney International LLC or any other interest convertible or exchangeable into or exercisable for any equity interest in Senn-Delaney International LLC.

4.4 Governmental Approvals. No material Governmental Approvals are required in connection with the execution, delivery and performance of this Agreement by the Company, except as set forth in Schedule 4.4.

4.5 Capitalization. The outstanding membership interests of the Company as of the date hereof are as set forth in Schedule 4.5. All of the Membership Interests have been duly authorized and validly issued, free of preemptive rights. The Membership Interests are not and have never been in certificated form. Other than the Membership Interests, the Company has no equity interests outstanding and, except for this Agreement and as set forth in the Operating Agreement or Schedule 4.5, there are no outstanding subscriptions, options, warrants, call rights, phantom stock, conversion rights, rights of first refusal, redemption rights, profit participation, repurchase rights or other agreements relating to the issuance, sale, delivery, transfer, purchase or redemption by the Company (including any right of conversion or exchange under any outstanding security or other instrument) of any equity interests in the Company or any other interest convertible or exchangeable into or exercisable for any equity interest in the Company, none of which will be outstanding and effective as of the time of the Closing. The Members are the record and beneficial owners of all of the Membership Interests and, at the Closing, the Membership Interests shall constitute all of the outstanding equity interests of the Company. Schedule A sets forth a true, complete and correct list, as of the date of this Agreement, of the Members and the number and class of Membership Interests owned by each such Member. Except for the Members set forth on Schedule A, no Person has any right to participate in, or receive any payment based on, any amount relating to the revenue, income, value or net worth of the Company. Except as set forth in Schedule 4.5 and except for the Operating Agreement, to the Knowledge of the Company, there are no voting trusts, proxies or other agreements in effect with respect to the voting or transfer of any of the Membership Interests. At the Closing, the Company shall not have any Indebtedness and shall have at least Seven Hundred Seventy Five Thousand Dollars ($775,000) of Cash.

4.6 Financial Statements. The Company has delivered or made available to Buyer a correct, true and complete copy of the Financial Statements. The Financial Statements are in accordance with the books and records of the Company, have been prepared in accordance with GAAP, consistently applied throughout the periods involved, and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and, as applicable, cash flows of the Company for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is, individually or in the aggregate, material, and the absence of notes thereto. The accounts receivable reflected in the Financial Statements or arising thereafter have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past practice, and, subject to any allowance for doubtful accounts set forth in the Financial Statements, all such receivables are valid and binding obligations of the account debtors without, to the Knowledge of the Company, any counterclaims, set-offs or other defenses thereto and are collectible in the ordinary and usual course of business consistent with past practice. The Company has no such reserves, allowances and discounts.

4.7 No Undisclosed Liabilities. Except as set forth in Schedule 4.7, for obligations or liabilities reflected or reserved against on (or specifically disclosed in the footnotes thereto) the balance sheet of the Company as of September 30, 2012 included in the Financial Statements or for liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, the Company has no material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

4.8 No Conflict or Violation. Except as set forth in Schedule 4.8, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not (a) conflict with or violate any provision of the organizational documents of the Company; (b) assuming all Governmental Approvals described in Sections 3.2, 4.4 and 5.3 have been obtained or made, materially conflict with or violate any applicable law to which the Company or any of its assets is subject; (c) require a consent or approval under, conflict with, result in a violation, termination or breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, whether after the giving of notice or the lapse of time or both, any Company Contract or Company Lease; or (d) create or impose any Encumbrance other than Permitted Encumbrances on the assets of the Company.

4.9 Legal Proceedings. Except as set forth in Schedule 4.9, there are no actions, suits or other proceedings pending or, to the Knowledge of the Company, threatened against the Company, or to which the Company is otherwise a party or any of its assets are subject, at law or in equity. To the Knowledge of the Company, there are no facts or circumstances which are likely to give rise to the initiation of such actions, suits or other proceedings. There are no orders, decrees or judgments which the Company is a party or to which any of its assets are subject.

4.10 Personal Property. Except as set forth on Schedule 4.10, the Company has valid title, free and clear of Encumbrances (except for Permitted Encumbrances), to all the tangible personal property reflected in the Balance Sheet and all tangible personal property acquired since the Balance Sheet Date, except for such tangible personal property that has been disposed of in the ordinary course of business consistent with past practice. The tangible personal property of the Company that is currently used in and necessary to the operation of the businesses of the Company is owned or leased by the Company and is in the possession or under the control of the Company. All such tangible personal property is in reasonable repair and condition, normal wear and tear excepted.

4.11 Real Property.

4.11.1 The Company does not own any real property. Schedule 4.11.1(a) sets forth a list of all real property (the “Leased Real Property”) the Company has a right to occupy pursuant to leases, subleases, licenses, concessions or other similar agreements (collectively, the “Company Leases”). The Company Leases are the only agreements between the lessor of such property and the Company regarding the Leased Real Property. Except as set forth in Schedule 4.11.1(b), the Leased Real Property is free and clear of all Encumbrances created by or suffered to exist by the Company, except for Permitted Encumbrances.

4.11.2 True, correct and complete copies of all Company Leases, together with any and all amendments or modifications thereto, and all non-disturbance and similar agreements between the Company and any lenders have been made available to Buyer. Each of the Company Leases is in full force and effect and is a valid, binding and enforceable obligation of the Company (and, to the Knowledge of the Company, the other party to such Company Lease) in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in proceedings at law or in equity). The Company is not in default under or otherwise in breach of any material provision of any Company Lease, nor has the Company received written notice of any such default, and to the Knowledge of the Company, no other party is in default under or otherwise in breach of any material provision thereof.

4.11.3 The Company occupies the Leased Real Property and uses it for its business. The Company has not assigned its interests under any of the Company Leases, or subleased, sublicensed or granted the right to occupy all or any part of the space demised thereby, to any third party. All tenant improvements and build-outs have been completed and fully paid for (except such tenant improvements and build-outs in connection with an extension, expansion or similar option that the Company has not yet exercised). All free rent periods, rental concessions, bonuses, rebates, advance rental payments, leasing brokerage commissions or other credits affecting the rental payable by the Company under each Company Lease which is not already fully paid, effected or otherwise implemented by the lessor of such property and the Company, if any, are set forth in Schedule 4.11.3. The Company has not had any dealings with any broker, agent, Person, firm or entity in the negotiation of the Company Leases not described in the Company Leases, and no broker, agent, Person, firm or entity is entitled to any commission or fee in connection with the Company Leases, other than brokers, agents, persons, firms or entities whose commission or fee has been fully paid.

4.11.4 The Company’s use and occupancy of the Leased Real Property, together with the machinery, equipment, personal property installed by the Company and other tangible assets of the Company located upon or used in connection with the Leased Real Property, is in compliance, in all material respects, with all applicable laws and all applicable insurance requirements.

4.11.5 There is no pending, or to the Knowledge of the Company, threatened proceeding regarding condemnation or other eminent domain proceeding affecting any Leased Real Property, or to the Knowledge of the Company, any sale or other disposition of any Leased Real Property in lieu of condemnation. To the Knowledge of the Company, the Company has not received any notice of any default under any of the covenants, easements, restrictions, or agreements affecting or encumbering any Leased Real Property or any constituent portion thereof.

4.12 Taxes. Except as set forth in Schedule 4.12:

4.12.1 The Company has timely filed (taking into account properly filed extensions) all Tax Returns required to have been filed by it, and all such Tax Returns were true, complete and correct in all respects when filed. The Company has timely paid in full all Taxes due (whether or not shown to be due on any Tax Return) or, where payment is not yet due, has made adequate provision for such Taxes in the Financial Statements in accordance with GAAP;

4.12.2 There are no pending or current actions, suits or other proceedings for the assessment or collection of Taxes with respect to the Company, and no such actions, suits, or other proceedings have been threatened in writing;

4.12.3 The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any non-United States laws) and has, within the time and the manner prescribed by law, withheld and paid over to the proper Tax authorities all amounts required to be so withheld and paid over under applicable laws;

4.12.4 There are no Encumbrances for Taxes against any of the assets of the Company (other than Permitted Encumbrances);

4.12.5 The Company has not executed or filed any agreement extending the period for assessment or collection of any material amount of Taxes;

4.12.6 The Company has not received from any Tax authority (including jurisdictions where the Company has not filed Tax Returns) any written notice indicating an intent to open an audit or other review, request for information relating to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax authority against the Company;

4.12.7 The Company is not required to make any disclosure to the Internal Revenue Service pursuant to Section 6111 of the Code or Treasury Regulations promulgated under Section 6011 of the Code;

4.12.8 No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company;

4.12.9 The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date or any installment sale or open transaction disposition made on or prior to the Closing Date;

4.12.10 The Company is not party to or bound by any Tax indemnity (other than a Tax indemnity contained in this Agreement), Tax sharing, or Tax allocation agreement, or any other contract, obligation, understanding, or agreement to pay the Taxes of another Person or to pay the Taxes with respect to transactions relating to any other Person;

4.12.11 There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired;

4.12.12 The Company has delivered or made available to Buyer copies of all Tax Returns and documents received from Tax authorities relating to the Company (including amended Tax Returns, revenue agents’ reports, and other notices from the Internal Revenue Service or other Taxing authorities) for each of the preceding five (5) taxable years;

4.12.13 The Company is and has always been treated as a partnership for federal income tax purposes and has not elected under Treasury Regulations Section 301.7701-3(c) to be treated as an association taxable as a corporation for federal income tax purposes. The Company is and has always been treated as a partnership for tax purposes in all state and local jurisdictions. No facts or circumstances exist, or have ever existed, which would cause, or would have caused, the status of the Company as a partnership for tax purposes under applicable federal, state or local law to be subject to termination or revocation;

4.12.14 There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of the Company, or any current or former Subsidiary thereof, that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by such entity under Section 280G of the Code; and

4.12.15 The Company has not filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to state, local and/or foreign Tax statutes.

4.13 Absence of Certain Changes. Except as set forth in Schedule 4.13, from the Balance Sheet Date: (a) the business of the Company has been conducted in the ordinary course of business consistent with past practice, (b) there has not occurred any Material Adverse Effect, (c) the Company has not discontinued any business material to the Company and (d) the Company has not taken any action, which if taken after the date hereof, would violate Section 6.1.

4.14 Company Contracts.

4.14.1 Schedule 4.14 sets forth a true, complete and correct list of contracts in effect as of the date of this Agreement to which the Company is a party, which are in the categories listed below (excluding any Company Plan or related trust agreement, insurance contract or policy or other funding vehicle described in Section 4.17), and the Company has made available to Buyer prior to the execution of this Agreement, true, complete and correct copies (including all material amendments, modifications, extensions, or renewals with respect thereto) (collectively, the “Company Contracts”):

4.14.1.1 any employment, management, consulting or similar agreement requiring payment by the Company of annual compensation in excess of One Hundred Thousand Dollars ($100,000);

4.14.1.2 any contract (a) evidencing indebtedness of the Company or (b) under which the Company has issued or will issue any note, bond, indenture, mortgage, security interest or other evidence of indebtedness or has directly or indirectly guaranteed indebtedness of any Person (other than the Company);

4.14.1.3 any contract pursuant to which the Company has made or will make any loans (other than accounts receivable), advances to (other than ordinary course travel and other allowances to the employees of the Company), and investments in, any Person (other than the Company);

4.14.1.4 any agreement pursuant to which the Company (a) has acquired the right to use any material Company Intellectual Property owned by a third party, other than software (i) that is generally commercially available and (ii) for which the Company has paid annual license fees of less than Twenty Thousand Dollars ($20,000) during the twelve (12)-month period ending on September 30, 2012, or (b) has granted to any third party any right to use, register or obtain any material Company Intellectual Property owned by the Company, including any license agreements, coexistence agreements or covenants not to sue (excluding any non-exclusive licenses granted by the Company in connection with customer agreements in the ordinary course of business consistent with past practice);

4.14.1.5 any other contract not cancelable without penalties on less than forty-five (45) days’ notice and under which the Company is required to make payments, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) during any twelve (12)-month period;

4.14.1.6 any contract for capital expenditures or the acquisition or construction of assets for the benefit and use of the Company, requiring, in any such case, payments by the Company in excess of One Hundred Thousand Dollars ($100,000) for any twelve (12)-month period;

4.14.1.7 any contract containing a covenant not to compete or any exclusivity provision that restricts the ability of the Company to freely conduct any material aspect of its business, solicit customers or solicit any Person for employment, in each case, in any geographical area, except for confidentiality agreements or obligations entered into in the ordinary course of business consistent with past practice pursuant to which (a) the Company agreed that it will not use information provided to the Company (none of which information is material to the Company) or (b) non-solicitation clauses binding just the Company and not its Affiliates entered into by the Company pursuant to the Company’s agreements with its clients;

4.14.1.8 any joint venture agreement, limited liability company agreement (other than the Operating Agreement), partnership agreement or other cooperative undertaking;

4.14.1.9 any contract with any Affiliate, equity holder or employee of the Company or any of their family members (including any officer, director, agent or consultant);

4.14.1.10 any confidentiality, secrecy or non-disclosure contract other than such contract entered into with customers in the ordinary course of business consistent with past practice or in connection with any transaction contemplating a purchase of the Membership Interests or the assets of the Company (none of which impose any material obligations on the Company);

4.14.1.11 any contract that requires the Company to obtain the consent of a third party upon the occurrence of a change of control or which gives a third party a right of termination upon the occurrence of a change of control;

4.14.1.12 all contracts to settle any legal actions or proceedings during the five (5) years prior to the date of this Agreement;

4.14.1.13 any contract related to a material acquisition or divestiture of any corporation, partnership or other business organization or division thereof within the five (5) years prior to the date of this Agreement;

4.14.1.14 any contract currently in effect that results in any Person holding a power of attorney from the Company outside the ordinary course of business consistent with past practice;

4.14.1.15 any contract pursuant to which the Company indemnifies or holds harmless any other Person other than agreements entered into in the ordinary course of business consistent with past practice;

4.14.1.16 all contracts evidencing the Client Engagements; and

4.14.1.17 any outstanding written or otherwise binding commitment to enter into any agreement of the type described in Sections 4.14.1.1through 4.14.1.16.

4.14.2 Except as set forth in Schedule 4.14, (a) each Company Contract is in full force and effect and is a valid, binding and enforceable obligation of the Company (and, to the Knowledge of the Company, the other party to such Company Contract) in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in proceedings at law or in equity); (b) the Company has not assigned its interests under any of the Company Contracts to any third party; (c) to the Knowledge of the Company, the Company is not in default under any material provision of any Company Contract, nor has the Company received written notice of any such default; and (d) to the Knowledge of the Company, no event has occurred which, with the giving of notice or the passage of time, would constitute default or permit termination, modification or acceleration under any Company Contract. The Company has not received any written notice of modification, termination or intention to terminate or modify from any other party to any such Company Contract.

4.15 Labor.

4.15.1 No labor strike, slowdown, lockout, picketing or work stoppage against or affecting the operations of the Company is pending or, to the Knowledge of the Company, threatened, and no such labor strike, slowdown, lockout, picketing or work stoppage has occurred or been threatened at any time within the three (3) years preceding the date of this Agreement. The Company is not a party to or bound by any collective bargaining agreement, work rules or practices, or any other similar agreement with any union, works council or other labor organization applicable to the employees of the Company (collectively, a “Labor Union”) and, to the Knowledge of the Company, no union organizing activities involving any such Labor Union are pending or threatened. No employees of the Company are represented by any Labor Union with respect to their employment with the Company.

4.15.2 Since January 1, 2010, the Company has not received written notice of, or to the Knowledge of the Company, other notice of, (x) any charge or complaint against or involving the Company pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (y) the intent of any Governmental Authority responsible for the enforcement of regulations and laws respecting employment and employees to conduct an investigation with respect to or relating to the Company or notice that such investigation is in progress, or (z) any complaint, lawsuit, or other proceeding against or involving the Company pending, or to the Knowledge of the Company, threatened by or on behalf of any prospective, present or former employee.

4.15.3 The Company has complied in all material respects with applicable laws, rules and regulations respecting employment and employment practices, including but not limited to wages and hours, terms and conditions of employment, labor relations, occupational health and safety, employment practices, immigration, equal opportunity, affirmative action, employment discrimination, privacy, disability rights or benefits, expense reimbursements, employee leave issues, plant closures and layoffs, severance and notice of termination or notice pay, workers’ compensation and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under applicable laws. All employees classified as exempt from the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company has paid all amounts due to others under any compromise agreements.

4.15.4 Each employee, officer, director, and independent contractor or consultant who has access to confidential information has executed a confidentiality agreement. No executive employee of the Company has given written notice of, or to the Knowledge of the Company, other notice of, his intention to resign his employment. No employee of the Company is in violation of any term of any employment agreement, nondisclosure agreement, restrictive covenant or other obligation to a former employer of such employee relating to (a) the right of any such employee to be employed by the Company, or (b) the knowledge or use of trade secrets or proprietary information.

4.15.5 Schedule 4.15.5 is a correct, true and complete list of all employees of the Company and each employee’s (a) name, (b) title, (c) (i) salary, (ii) bonus, (iii) profit sharing and (iv) similar payments made with respect to such employee for the current and preceding fiscal year, (d) exempt/non-exempt classification, (e) home office location, and (f) status as active/inactive or on a leave of absence.

4.16 Compliance With Law.

4.16.1 Except for laws relating or attributable to Taxes and employee benefits (representations and warranties with respect to which are set forth exclusively in Sections 4.12 and 4.17, respectively) and except as set forth in Schedule 4.16, the Company is, and since January 1, 2010 has been, operating its business in material compliance with applicable laws. The Company has not received any outstanding or uncured written notice alleging any violation of any applicable laws.

4.16.2 Except as set forth in Schedule 4.16, all material approvals, permits and licenses of Governmental Authorities (collectively, “Permits”) required for the Company to conduct its business as now conducted are in the possession of the Company and are in full force and effect, and the Company is, and since January 1, 2010 has been, operating in material compliance therewith. Schedule 4.16 sets forth all such Permits. No condition exists that with notice or lapse of time or both would constitute default under such Permits. None of the Permits will, assuming the Governmental Approvals described in Sections 3.2, 4.4 and 5.3 have been obtained, be terminated, be impaired, become terminable or otherwise be affected as a result of the transactions contemplated by this Agreement.

4.16.3 Except as set forth in Schedule 4.16, the Company is, and has been, in material compliance with all applicable laws, orders, decrees, rules, common laws, statutes, ordinances, codes and regulations relating to pollution, Hazardous Substances or protection of human health or the environment (“Environmental Laws”), and has obtained and is in material compliance with all Permits required for the conduct and operation of its business under applicable Environmental Laws. The Company has not received written notice of any actions, claims or investigations by any Person alleging liability under, or non-compliance with, any Environmental Laws.

4.16.4 Hazardous Substances are not present at and have not been disposed of, arranged to be disposed of, released or threatened to be released at or from any of the properties or facilities currently or formerly owned, leased or operated by the Company in material violation of, or in a condition or a manner or to a location that could reasonably be expected to give rise to material liability or damages to the Company under or relating to, any Environmental Laws and there are no other actions, activities, circumstances, facts, conditions, events or incidents that could reasonably be expected to give rise to material liability or damages to the Company under or relating to, any Environmental Laws.

4.17 Employee Benefit Plans.

4.17.1 Schedule 4.17 sets forth a list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including each pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, stock purchase, stock option, other equity-based plan or arrangement, employee loan, retirement, employment, change-in-control, retention, fringe benefit, bonus, incentive and all other employee benefit agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, that is maintained, sponsored, contributed to or required to be contributed to or entered into by the Company or by any trade or business, whether or not incorporated that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), or to which the Company or an ERISA Affiliate is a party for the benefit of any current or former employee, officer or other service provider of the Company or as to which the Company or any ERISA Affiliate has or may be reasonably expected to have any present or future liability (the “Company Plans”). With respect to each Company Plan, the Company has made available to Buyer correct, true and complete copies of the Company Plan and any amendments thereto (or if the Company Plan is not a written Company Plan, a description thereof), any related trust agreement, insurance contract or policy or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter or opinion letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401(a) of the Code. All contributions required to be made by the Company under the terms of the Company Plans have been timely made. To the Knowledge of the Company, none of the Company, any Company Plan, any trust created under any Company Plan, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

4.17.2 Up to the Closing Date, each Company Plan has been established and administered in all material respects in accordance with its terms and applicable law, including, as to each Company Plan that is subject to thereto, ERISA and the Code. For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 filed since the end of the period covered thereby. No “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability, or material nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan. No Company Plan is a split-dollar life insurance program or otherwise provides for loans to any employee who would constitute an executive officer of the Company (within the meaning of the Sarbanes-Oxley Act of 2002). To the extent any Company Plans are subject to Section 409A of the Code, the Company has administered such plans in good faith compliance with such section based on a reasonable interpretation of the requirements of Section 409A and applicable guidance.

4.17.3 Each Company Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) is qualified within the meaning of Section 401(a) of the Code and has received a favorable determination letter (or opinion letter, as applicable) as to its qualification. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any Company Plan or a related trust or otherwise subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any material tax, material fine, material lien, material penalty or other material liability imposed by ERISA, the Code or other applicable laws. No Company Plan is a plan subject to Title IV or Section 302 of ERISA or a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company, nor any of its ERISA Affiliates, has established, maintained, or had any obligation to contribute to any such plan within the past six (6) years. Except as set forth in Schedule 4.17, no Company Plan provides for post-employment or post-retirement health, medical or life insurance benefits for employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law. No condition exists which would prevent the Company or an ERISA Affiliate from amending or terminating a Company Plan.

4.17.4 With respect to each Company Plan, (a) no material claim (other than routine claims for benefits), action, suit or other proceeding is pending or, to the Knowledge of the Company, threatened and (b) no written or oral communication has been received from the Pension Benefit Guaranty Corporation concerning the funded status thereof or any transfer of assets and liabilities therefrom in connection with the transactions contemplated herein.

4.17.5 Except as set forth in Schedule 4.17, the consummation of the transactions contemplated by this Agreement shall not, either alone or in combination with another event, (a) entitle any current or former employee, officer or other service provider of the Company to severance pay or any other payment (or any increase in such payment) from the Company or under any Company Plan, (b) accelerate the time of payment or vesting or increase the amount of compensation due any such employee, officer or other service provider from the Company or under any Company Plan, or (c) limit or restrict the right of the Company to merge, amend or terminate any Company Plan. No amounts payable under the Company Plans will fail to be deductible for federal income tax purposes due to the operation of Section 280G of the Code. Except as set forth in Schedule 4.17, the Company has no contractual obligation to make any tax gross-up payments as a result of the golden parachute excise tax of Section 4999 of the Code.

4.17.6 With respect to each Company Plan subject to the laws of any jurisdiction outside the United States (a) all employer contributions to each such Company Plan required by law or by the terms of such Company Plan have been made, and (b) each such Company Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. All employer and employee contributions that are required to be made to a personal pension scheme in the United Kingdom (“U.K. Pension”) have been made up to the Closing Date and no condition or event exists or is expected to occur that will or could be expected to subject Buyer to any direct or indirect liability with respect to a U.K. Pension.

4.18 Intellectual Property.

4.18.1 Except as stated therein, Schedule 4.18 sets forth, for the Company Intellectual Property owned by the Company, a true, correct and complete list of all United States and foreign: (a) patents and patent applications; (b) trademark and service mark registrations and applications (including Internet domain name registrations); (c) copyright registrations and applications; (d) Trade Secrets; (e) unregistered common law trademarks and service marks material to the business of the Company for which there is not a pending application; and (f) copyrightable works material to the business of the Company for which there is not a registration or pending application.

4.18.2 Except as stated in Schedule 4.18, the Company is the sole and exclusive beneficial and, with respect to applications and registrations (including patents), record owner of all of the Intellectual Property items set forth in Schedule 4.18, and each such item of registered or applied for Intellectual Property and, to the Knowledge of the Company, other Intellectual Property is subsisting, valid and enforceable. (a) The conduct of the business of the Company as currently conducted, and the conduct of the business of the Company as conducted in the past three (3) years, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Person’s Intellectual Property, and, in the past three (3) years, there has been no claim asserted or, to the Knowledge of the Company, threatened against the Company alleging such infringement, misappropriation or other violation; (b) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property owned by the Company, and, in the past three (3) years, no claims have been asserted or, to the Knowledge of the Company, threatened against any Person by the Company alleging such infringement, misappropriation or other violation; and (c) subject to the other provisions of this Section 4.18, the Company owns, free and clear of all Encumbrances (except for Permitted Encumbrances), or has the valid right to use all of the Company Intellectual Property. There is no order, writ, injunction or decree of any Governmental Authority to which the Company is subject with respect to any material Company Intellectual Property.

4.18.3 To the Knowledge of the Company, there is no jurisdiction anywhere in the world in which the material Company Intellectual Property owned by the Company is not available for use and registration by the Company in connection with the services currently offered by the Company.

4.18.4 The Company takes reasonable measures to protect the confidentiality of its Trade Secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements. To the Knowledge of the Company, there has not been any disclosure of any material Trade Secrets of the Company to any Person in a manner that has resulted or is likely to result in the loss of such Trade Secret or other rights in and to such information.

4.18.5 No current or former Affiliate, member, manager, director, officer, or employee of the Company will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any Company Intellectual Property except as set forth in Schedule 4.18. The consummation of the transactions contemplated hereby will not result in the loss of ownership or rights to use, or require the payment of any additional amounts with respect to, any Company Intellectual Property.

4.18.6 During the past three (3) years, to the Knowledge of the Company, (a) there have been no disruptions in the Company’s information technology systems that materially adversely affected the Company’s business or operations, and (b) there have been no material security breaches with respect to the Company’s information technology systems. The Company has evaluated its disaster recovery and backup needs and has implemented plans and systems that reasonably address its assessment of risk.

4.18.7 With respect to software that is Company Intellectual Property and material to the Company’s business, the Company has not experienced any, and (i) as of the Closing Date, there are no, material defects or disruptions in such software that would cause the software to fail to perform substantially in accordance with its intended purpose, and no such software contains any code, device or feature designed or intended to disrupt, disable, harm or otherwise impair the functioning of such software , including any viruses, worms, Trojan horses, or other malware, and (ii) no such software (a) is subject to the terms of any “open source” or other similar license that provides for any source code of such software to be disclosed, licensed, publicly distributed, or dedicated to the public, or (b) as of the Closing Date, is with (or is required to be delivered to) an escrow agent or other third party where such third party has been (or will be) provided a copy or granted access to any source code of such software except with respect to third party access to such source code in the context of software development and maintenance for purposes of enabling such third-party to develop and maintain the software of the Company on behalf of the Company under appropriate terms of non-disclosure and confidentiality.

4.19 Brokers’ Fees. Except for Greif & Co., whose fees will be paid in accordance with Section 12.6, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Members. True, complete and correct copies of any engagement letter between Greif & Co. and the Company or the Members have been provided to Buyer; provided, however, that any information as to the fee paid to Greif & Co. may be redacted from such engagement letter.

4.20 Insurance Coverage. Schedule 4.20 sets forth a correct, true and complete list and description (including policy number, coverage and applicable deductible) of all insurance policies currently in effect relating to the assets, business, operations, employees, officers or managers of the Company (excluding each insurance policy or contract that serves as a funding vehicle with respect to a Company Plan, which has been made available to Buyer in accordance with Section 4.17.1) and the Company has made available to Buyer correct, true and complete copies of all such insurance policies. All such policies are in full force and effect and no notice of cancellation, termination, reduction in coverage or material increase of any premium has been received by the Company with respect to any such policy and no such policy will terminate or lapse by reason of the execution of this Agreement. All premiums covering all periods up to and including the Closing Date have been paid. To the Knowledge of the Company, such policies are sufficient to comply with all requirements of law and of any Company Contract. There is no claim currently pending under any such policy involving an amount in excess of Five Thousand Dollars ($5,000).

4.21 Affiliate Transactions. Except as set forth on Schedule 4.21, no officer, director, manager or member of the Company, or any Affiliate, associate or relative of any of the foregoing, owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is, or has been at any time in the last three (3) years, an officer, director, employee or consultant of any Person that is a competitor, lessor, lessee, customer or supplier of, or otherwise has a business relationship with, the Company; and no officer, director, manager or member of the Company, or any Affiliate, associate or relative of any of the foregoing, (a) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer, director, manager or member of the Company, or any

Affiliate, associate or relative of any of the foregoing, is an officer, director or employee or consultant or otherwise holds an interest in (except stock holdings solely for investment purposes in securities of publicly held and traded companies), (b) owes any money to the Company (except for reimbursement of advances in the ordinary course of business consistent with past practice) or (c) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

4.22 Client Engagements.

4.22.1 Except as set forth on Schedule 4.22.1, all services provided by the Company for Company Clients have in all material respects been in conformity with all applicable contractual commitments and standards of care.

4.22.2 Schedule 4.22 is a true, correct and complete list of the Company Clients. Except as set forth on Schedule 4.22, since December 31, 2011 (a) there has been no material adverse change in the business relationship between the Company and any Company Client, (b) there has been no material dispute between the Company and any Company Client and (c) no Company Client has advised the Company that it intends to terminate, cancel or otherwise seek to modify materially the terms of any Consulting Engagement, other than in the ordinary course, including the performance of Client Engagements in accordance with their terms. Since December 31, 2011, no Company Client has reduced materially the level of business conducted with the Company, other than in the ordinary course consistent with past practice, including the performance of Client Engagements in accordance with their terms.

4.23 No Other Representations or Warranties. Except for the representations and warranties contained in Article III and Article IV, none of the Members or any other Person on behalf of any Member or any of their respective Affiliates (including Greif & Co.) makes any express or implied representation or warranty with respect to any Member, the Company or any of their respective Affiliates or with respect to any other information, including the Projections, provided to Buyer, its Affiliates or their respective Representatives in connection with the transactions contemplated by this Agreement. THE REPRESENTATIONS AND WARRANTIES MADE BY THE MEMBERS IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES OF THE MEMBERS. EACH OF THE MEMBERS HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Members and the Company as follows:

5.1 Due Formation and Good Standing. Buyer is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation.

5.2 Authorization of Transaction. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Buyer and no other action or proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement or for Buyer to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Members and the Company, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3 Governmental Approvals. No material Governmental Approvals are required in connection with the execution, delivery and performance of this Agreement by Buyer, except as set forth in Schedule 5.3.

5.4 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement do not (a) violate any provision of the organizational documents of Buyer, (b) assuming all Governmental Approvals described in Sections 3.2, 4.4 and 5.3 have been obtained or made, violate any applicable law to which Buyer is subject; or (c) require a consent or approval under, conflict with, result in a violation, termination or breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any contract to which Buyer is a party; except with respect to the foregoing clauses (b) and (c) as would not, individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.5 Legal Proceedings. There are no actions, suits or other proceedings pending or, to the knowledge of Buyer, threatened against Buyer, at law or in equity, by or before any Governmental Authority that challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated by this Agreement. Buyer is not subject to any judgment, decree, injunction or order of any Governmental Authority which would materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.6 Acquisition for Equity Investment. Buyer is acquiring the Membership Interests for investment only and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Membership Interests. Buyer agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act. Buyer is an “accredited investor” as such term is defined in the regulations promulgated under the Securities Act.

5.7 Funding. At the Closing, Buyer will have sufficient immediately available funds to pay all amounts required to be paid by it hereunder at the Closing.

5.8 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, for which any Member has or will have any liability.

ARTICLE VI

COVENANTS

6.1 Conduct of the Company’s Business.

6.1.1 During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as required by applicable law, as set forth in Schedule 6.1, or as consented to by Buyer in writing, the Company shall, and each Member shall cause the Company to, conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its present business organization, to keep available the present services of its employees, to preserve the goodwill and relationships with clients and others having business dealing with the Company, to perform in all material respects all of its obligations under the Company Contracts, and to comply in all material respects with all applicable laws. Without limiting the generality of the foregoing, the Company shall not, and each Member shall cause the Company not to:

6.1.1.1 authorize or effect any amendment to or change its organizational documents;

6.1.1.2 issue or authorize the issuance of any equity interests or other voting interests, or grant any options, warrants or other rights to purchase or obtain any of its equity interests;

6.1.1.3 transfer, issue, grant, award, sell, pledge, dispose of or encumber or authorize the transfer, issuance, grant, award, sale, pledge, disposal of or encumber equity interests in, or grant options, warrants, calls, commitments or rights of any kind to purchase or otherwise acquire any equity interests of the Company;

6.1.1.4 except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice, create, incur, assume or guarantee any indebtedness;

6.1.1.5 except in the ordinary course of business consistent with past practice, make any loan or advance to any Affiliates, officers, directors, managers, members, employees, consultants, agents or other Representatives;

6.1.1.6 except in the ordinary course of business consistent with past practice, sell, lease, license, abandon, transfer or otherwise dispose of any of the material property rights (including material Intellectual Property), assets or rights of the Company;

6.1.1.7 except in the ordinary course of business consistent with past practice and pursuant to appropriate confidentiality arrangements, disclose any material Trade Secrets (other than to Buyer and its Affiliates and their Representatives);

6.1.1.8 make any capital expenditure, or commitments therefor, in excess of an aggregate of One Hundred Thousand Dollars ($100,000);

6.1.1.9 enter into any lease for real property, except for any renewals of existing leases in the ordinary course of business consistent with past practice;

6.1.1.10 cancel, compromise or settle any material claim, action, suit, proceeding or investigation of the Company;

6.1.1.11 enter into any collective bargaining agreement, work rules or practices or similar agreement with any Labor Union;

6.1.1.12 make any changes to accounting principles or practices, other than as may be required by law or GAAP;

6.1.1.13 acquire (by merger, consolidation or acquisition of equity or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit or make any investment in any Person in excess of One Hundred Thousand Dollars ($100,000);

6.1.1.14 discontinue any business material to the Company;

6.1.1.15 declare, set aside or pay any dividend or distribution on or in respect of any Membership Interests;

6.1.1.16 fail to pay the accounts payable or other liabilities of the Company in a manner consistent with the practices of the Company prior to the date hereof;

6.1.1.17(a) make or change any Tax election, file any amended Tax Return, or settle or compromise any proceeding with respect to any material Tax claim or assessment related to the Company, in each case, that could reasonably increase Taxes of the Company after the Closing; (b) surrender any right to claim a refund of material Taxes that would be for Buyer’s account under this Agreement; or (c) change any accounting method with respect to material Taxes, or enter into any closing agreement;

6.1.1.18 enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

6.1.1.19(a) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers or other employees, except as may be required under existing employment agreements or such increases as are granted to non-executive employees in the ordinary course of business consistent with past practice, (b) hire any new employees except for non-executive employees hired in the ordinary course of business consistent with past practice, (c) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing benefit plan or other agreement or arrangement to any director, officer or employee, whether past or present, or (d) terminate, enter into or amend any employment, bonus, severance, retirement, change in control or similar contract or any Company Plan;

6.1.1.20 except in the ordinary course of business consistent with past practice, create any Encumbrance (other than a Permitted Encumbrance) on any of its material properties or assets;

6.1.1.21 accelerate in any respect the billing, realization of investment, fees, or accounts payable or delay in any respect the payment of liabilities, in either case beyond the ordinary course of business consistent with past practice;

6.1.1.22 amend, modify or terminate any Company Lease, waive any rights thereunder, or grant to any third parties the right to use or occupy all or any portion of the Leased Real Property; or

6.1.1.23 agree or otherwise commit to take any of the actions prohibited by Sections 6.1.1.1 through 6.1.1.22.

6.1.2 Other than the right to consent or withhold consent with respect to the foregoing matters, nothing contained herein shall give Buyer any right to manage, control, direct or be involved in the management of the Company or its business prior to the Closing.

6.2 Employment Matters.

6.2.1 Prior to the first anniversary of the Closing Date, neither Buyer nor any Affiliate of Buyer will terminate any employee of the Company employed by the Company on the Closing Date without the prior written consent of the Company’s Chief Executive Officer, which consent shall not be unreasonably withheld or delayed. Buyer shall maintain for a period of one (1) year after the Closing Date, without interruption, employee benefit plans, programs and policies and fringe benefits that will provide benefits to current employees who continue employment with the Company or with Buyer (or any of its Subsidiaries or related companies) after the Closing Date (the “Continuing Employees”) that are comparable in the aggregate to those provided pursuant to such employee compensation and benefit plans, programs and policies, and fringe benefits, of the Company as in effect on the Closing Date; it being understood that, notwithstanding the foregoing aggregation, for such one (1)-year period Buyer will maintain and apply the severance policy of the Company with respect to such Continuing Employees. Continuing Employees shall be given credit for all service with the Company (and other service credited by the Company for similar plans, programs or policies) under (a) all employee compensation and benefit plans, programs and policies and fringe benefits of Buyer (or any of its Subsidiaries or related companies) in which such Continuing Employees become participants for purposes of eligibility or vesting and benefit accrual (other than benefit accrual under tax-qualified defined benefit plans which would provide a duplication of benefits to such employees) and (b) severance plans for purposes of calculating the amount of each such Continuing Employee’s severance benefits.

6.2.2 Buyer shall use commercially reasonable efforts to cause each medical, health or dental plan of Buyer (or any of its Subsidiaries or related companies) in which the Continuing Employees participate following the Closing Date to (a) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company (the “Company Health Plans”) and (b) honor any deductible and out-of-pocket expenses incurred by the Continuing Employees and their beneficiaries under the Company Health Plans for the plan year in which the Closing Date occurs during the portion of such plan year that precedes the Closing Date. Buyer shall use commercially reasonable efforts to cause each group term life insurance plan maintained by Buyer (or any of its Subsidiaries or related companies) to waive any medical certification for such Continuing Employees up to the amount of coverage the Continuing Employees had under the life insurance plan of the Company (but subject to any limits on the maximum amount of coverage under Buyer’s or its related company’s life insurance plan).

6.2.3 Vacation entitlement accrued but not utilized by a Continuing Employee as of the Closing Date shall be recognized by Buyer (and its Subsidiaries) and the Company and its related companies following the Closing Date.

6.2.4 Prior to the Closing, the Company shall, and the Members shall cause the Company to, (a) pay to its employees any bonuses, scorecard program payments, commissions or other variable compensation due or otherwise payable to such employees in respect of periods prior to and through December 31, 2012, (b) pay to its employees all other amounts of compensation or remuneration due on account of such employee’s service prior to and through December 31, 2012 (other than salary and wages, which the Company shall pay in the ordinary course), (c) make all required or elective payments or contributions on behalf of its eligible employees under any applicable profit sharing, 401(k) or other Company Plan, including matching contributions, provided, however, that elective deferrals made by an employee to a Company Plan with a 401(k) plan feature, with respect to salary and wages that are paid by the Company in the ordinary course in accordance with clause (b) above, shall also be paid to such Company Plan in the ordinary course, (d) pay out all outstanding severance payments and benefits due prior to or following the Closing in respect of severance or similar employee entitlements (to the extent permissible under applicable law and the terms of the applicable Company Plan) and (e) pay any amounts due to its Members, in each case, including those amounts set forth on Schedule 6.2.

6.3 Publicity. Buyer, the Company and the Members agree, and each Member shall cause the Company to agree, to communicate with each other and cooperate with each other prior to the initial press release regarding this Agreement and the transactions contemplated hereby, which press release shall be reasonably acceptable to the Parties.

6.4 Confidentiality.

6.4.1 Buyer and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated by this Agreement as confidential in accordance with the terms of the Confidentiality Agreement. The Company and the Members shall, and each Member shall cause the Company to, treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated by this Agreement as confidential in accordance with the terms of the Confidentiality Agreement, mutatis mutandi. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

6.4.2 From and after the Closing, Buyer shall not, and shall cause the Company not to, publicly disclose any nonpublic information of the Members with regard to a Member’s specific interest in this Agreement and the transactions contemplated hereby, except to the extent required by law.

6.5 Access to Information.

6.5.1 Subject to Section 6.4, the Company shall, and each Member shall cause the Company to, cause its Representatives to afford the Representatives of Buyer reasonable access during normal business hours to the officers, managers, employees, agents, properties, offices and other facilities of the Company and its books and records, and furnish Buyer with such financial, operating and other data and information with respect to the Company as Buyer may reasonably request. Without limiting the generality of the foregoing, the Company shall, and each Member shall cause the Company to, cooperate with Buyer in the preparation, review and audit of financial statements and other financial information regarding the Company that may be required to be included in the financial reports and other public disclosures of Buyer pursuant to Regulations S-X and S-K promulgated under the Securities Act and the Exchange Act in connection with the transactions contemplated hereby. Such cooperation shall include the execution and delivery of a customary representation letter to the accounting firm responsible for reviewing and auditing such financial statements. In exercising its rights hereunder, Buyer shall conduct itself so as not to unreasonably interfere in the conduct of the business of the Company prior to Closing. Buyer acknowledges and agrees that any contact by Buyer and/or its Representatives with officers, managers, employees, customers or agents of the Company hereunder shall be arranged and supervised by Representatives of the Company, unless the Company otherwise expressly consents with respect to any specific contact.

6.5.2 After the Closing and for a period of six (6) years, upon reasonable written notice, Buyer shall furnish or cause to be furnished to the Members and their respective Representatives reasonable access, during normal business hours, to such information and assistance relating to the Company as is necessary for the defense of any actions, suits or other proceedings. The applicable Member shall promptly reimburse Buyer and the Company for any reasonable out-of-pocket costs and expenses incurred by any of them in assisting such Member pursuant to this Section 6.5.2.

6.6 Filings and Consents.

6.6.1 The Company, the Members and Buyer, have filed Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the transactions contemplated hereby, and will use their respective reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire as promptly as practicable. Each of the Members, the Company and Buyer shall, and each Member shall cause the Company to, inform the other promptly of any communication made by or on behalf of such Party to, or received from, the FTC or the Antitrust Division and shall promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act, subject to appropriate confidentiality provisions. The Parties agree, and each Member shall cause the Company to agree, not to take any action or omit to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

6.6.2 Notwithstanding anything contained in this Section 6.6, neither the Company, the Members nor Buyer and its direct or indirect equity owners shall be obligated to: sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise), particular assets or categories of assets, or operations, of the Company, the Members or Buyer or any of its direct or indirect equity owners (as the case may be).

6.7 Reasonable Best Efforts.

6.7.1 Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the Parties under Section 6.6, each of the Parties agrees, and each Member shall cause the Company to agree, to use its reasonable best efforts to take or cause to be taken all actions and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (a) the satisfaction of the conditions precedent to the obligations of any of the Parties; (b) the obtaining of applicable consents, waivers or approvals of any third parties (including Governmental Authorities); (c) the defending of any claims, actions, suits, proceedings or investigations, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (d) the execution and delivery of such instruments, and the taking of such other actions, as any other Party may reasonably require in order to carry out the intent of this Agreement. Notwithstanding the foregoing, none of the Members, the Company, Buyer or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval.

6.7.2 Each Party hereto shall, and each Member shall cause the Company to, promptly inform the others of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party shall, and each Member shall cause the Company to, use its reasonable best efforts to make, or cause to be made, as soon as practicable and after consultation with the other parties, an appropriate response in compliance with such request.

6.8 Tax Matters.

6.8.1 Income Tax Returns. The Members will prepare and file, consistent with past practice, any partnership income Tax Returns due with respect to the Company for any Taxable period ending on or before the Closing Date. The Members shall pay any Taxes due with respect to the periods covered by such Tax Returns.

6.8.2 Straddle Periods. Buyer shall prepare or cause to be prepared and Buyer shall timely file or cause to be filed any Tax Returns with respect to the Company for Straddle Periods. For Tax Returns relating to the Straddle Periods, the Members shall pay to Buyer within fifteen (15) days before the date on which such Taxes are to be paid the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date for which the Members are liable pursuant to this Section 6.8.

6.8.3 Proration of Straddle Period Taxes. The portion of any Tax related to the Company payable with respect to a Straddle Period that is allocable to the portion of the Straddle Period ending on the Closing Date shall be (a) in the case of property and similar ad valorem Taxes and any other Taxes not described in clause (b) below, equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (b) in the case of income, sales, and similar Taxes, employment Taxes, and other Taxes that are readily apportionable based on an actual or deemed closing of the books, computed as if such taxable period ended as of the close of business on the Closing Date. The Members shall be liable for the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date, and Buyer shall be liable for the amount of Taxes attributable to the portion of the Straddle Period following the Closing Date.

6.8.4 Tax Matters Cooperation. Buyer, the Company and the Members shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, the Members and Buyer shall (a) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods (and, to the extent notified by Buyer or the Members, any extensions thereof), and to abide by all record retention agreements entered into with any Tax authority and (b) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, shall allow the requesting Party to take possession of such books and records. Buyer and the Members further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

6.8.5 Contests. Whenever any Tax authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which the Members are liable under this Agreement, Buyer shall upon receipt of such assertion promptly inform the Members in writing of such assertion and the Members shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute except to the extent such proceedings or determinations affect the amount of Taxes for which Buyer may be liable under this Agreement, provided, however, that the Members may not settle any such claim, assessment or dispute to the extent that such settlement will affect the amount of Taxes for which the Company is liable in subsequent periods without the consent of Buyer. Whenever any Tax authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Buyer or the Company is liable under this Agreement, Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Members are liable under this Agreement. Whenever any Tax authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which both the Members and Buyer may be liable: (a) each Party may participate in any resulting proceedings at its own expense; and (b) that portion of the proceedings shall be controlled by that Party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments.

6.8.6 Tax Indemnification of Buyer. Subject to Section 12.16, the Members severally based on their Allocable Share of such liability, shall indemnify and hold the Company and Buyer harmless against (without duplication), all Losses and Taxes suffered by the Company or Buyer arising out of, incident to, or as a result of: (a) the breach or inaccuracy of any representation or warranty contained in Sections 4.12 or 4.17; (b) any breach of any covenant of Members contained in this Section 6.8; (c) Taxes of or attributable to the Company for any Pre-Closing Tax Periods (including, for the avoidance of doubt, any Taxes arising as a result of the transactions contemplated by this Agreement; and (d) any amount required to be paid by the Company under an indemnification agreement (other than this Agreement) or on a transferee or successor liability theory, in respect of any Taxes of any Person, which indemnification agreement or application of transferee or successor liability theory relates to an acquisition, disposition or similar transaction occurring on or prior to the Closing Date. Any claims hereunder shall be resolved in accordance with the procedures set forth in Section 10.4 to the extent not inconsistent with this Section 6.8.

6.8.7 Survival of Obligations and Sole Remedy. Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties set forth in this Section 6.8 shall be unconditional and absolute, and shall survive until ninety (90) days after the expiration of the applicable statutory reassessment or appeal periods for the Taxes in question, having regard, without limitation, to (a) any waiver given by the Company in respect of the Taxes in question and (b) any entitlement of a Governmental Authority to assess or reassess the Company without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness, or willful default. Except as specifically provided in this Section 6.8, the rights and obligations of the Parties with respect to indemnification for any and all matters relating to Taxes and Tax Returns shall not be subject to any limitations provided in Article X.

6.9 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with its terms, (a) neither the Members nor the Company shall, nor shall any of the Members permit the Company to, or permit any of their respective Representatives on its behalf to, solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its Representatives) concerning any purchase of all or any material portion of the Membership Interests, any merger involving the Company, any sale of all or substantially all of the assets of the Company, or any similar transaction involving the Company and (b) the Members and the Company shall, and each Member shall cause the Company to, promptly notify Buyer after receipt of any proposal, or any inquiries indicating that any Person is considering making or wishes to make a proposal, concerning any purchase of all or any material portion of the Membership Interests, any merger involving the Company, any sale of all or substantially all of the assets of the Company, or any similar transaction involving the Company, identifying such Person and the terms thereof. Promptly after the date of this Agreement, the Members and the Company shall, and each Member shall cause the Company to, request the return or destruction of all confidential information provided to any Person pursuant to a confidentiality agreement or otherwise in connection with such discussions, negotiations or communications.

6.10 Indebtedness. Prior to the Closing, the Company shall, and the Members shall cause the Company to, pay in full, or provide for the payment in full, of all amounts outstanding under the B of A Line of Credit, the termination of the B of A Line of Credit, and the cancelation of the personal guarantees of Larry Senn and James H. Hart guaranteeing the B of A Line of Credit.

6.11 Maintenance of Brand Name and Corporate Office. For a period of three (3) years after the Closing Date, Buyer shall use its commercially reasonable efforts to (a) cause the Company to continue to operate under the “Senn-Delaney” brand or a derivative thereof in each of the countries set forth in Schedule 6.11, and (b) maintain in full force and effect the Company Lease for the Huntington Beach office and shall not require any employee of the Company employed at such location on the Closing Date to permanently relocate to another state or foreign country.

6.12 Use of Name.

6.12.1 The Members agree that, from and after the Closing Date, each Member or its Affiliates, if such Person is not a natural person, will not adopt or use, including as part of any entity name, any Trademark comprising or that is confusingly similar to, or a derivation of, “Senn,” “Delaney,” “SD” or “Senn-Delaney.” Without limiting the generality of the foregoing, effective as of and following the Closing Date, Larry Senn hereby irrevocably acknowledges and agrees to the following: the Company has a worldwide and perpetual right to (a) use and register and authorize the use and registration of his surname as part of the Trademark SENN-DELANEY; (b) to reference and otherwise utilize his persona in a manner consistent with current practice; and (c) to identify Mr. Senn as a founder of the Company and describe his involvement with the Company. Other than in connection with or on behalf of the Company and its designees, Mr. Senn shall not publicly use or authorize the use of his surname or any name comprising or confusingly similar thereto (i) in connection with any business, product, or service that competes with the Business or (ii) combined with “Leadership” or “Consulting” (or any derivative thereof) in any corporate business or name.

6.12.2 Notwithstanding anything to the contrary, nothing shall restrict Mr. Senn from (i) using his surname and name in connection with his non-commercial personal activities, (ii) using his surname and name pursuant to the terms of the Cross-License Agreement between the Company and Larry Senn dated December 30, 2012 (the “Cross-License”) and in compliance with Section 6.14.2; and (iii) making references in textual sentences to his founding and involvement in the Company in a factual manner.

6.13 Further Assurances. From and after the Closing, the Members shall, from time to time, at the request of Buyer, and without further expense to Buyer, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby.

6.14 Acknowledgement; Non-Compete; Non-Solicitation; Non-Interference; Confidentiality.

6.14.1 The Parties hereby agree that it is their mutual desire that the entire goodwill of the Company be transferred to Buyer as part of the transactions contemplated by this Agreement, and each Party acknowledges that such goodwill was valued as a component of the consideration to be paid by Buyer. Each Member further acknowledges and agrees that each Member will transfer his entire interest in the Company to Buyer in the transactions contemplated by this Agreement. Thus, in order to protect the goodwill related to the business of the Company, the Parties have agreed that Buyer’s obligation to consummate the transactions contemplated by this Agreement are subject to the condition, among others, that each of the Members shall have agreed to certain restrictive covenants, as set forth below.

6.14.2 Each of the Members hereby agrees that from and after the Closing Date and continuing for five (5) years from the Closing Date (the “Restricted Period”), he shall not, directly or indirectly, as an employee, agent, consultant, director, equityholder, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere in the world (the “Territory”), in the Business; provided, however, that nothing contained herein shall be construed to prevent a Member from investing in the stock of any competing corporation listed on a national securities exchange so long as such party is not involved in the business of said corporation and such party does not own more than one percent (1%) of the stock of such corporation. With respect to the Territory, each of the Members specifically acknowledges that the business of the Company has heretofore been conducted throughout the world. Notwithstanding the foregoing, solely for the purposes of this Section 6.14.2 and no other section of Section 6.14, the Restricted Period for Dustin Seale shall be three (3) years from the Closing Date.

6.14.3 Without limiting the generality of the provisions of Section 6.14.2, each of the Members hereby agrees that during the Restricted Period he will not, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity, (a) without Buyer’s prior written consent, solicit business from any Person which is or was a client or customer of the Company during the three (3)-year period preceding the Closing Date, or from any successor in interest to any such Person, in either case for the purpose of securing business or contracts related to the business of the Company, or (b) solicit, encourage, initiate or participate in discussions or negotiations with, or provide any information to, any present or future acquisition target, client, customer or supplier of the Company with respect to the termination or other alteration of his or its relationship with Buyer or the Company.

6.14.4 During the Restricted Period, none of the Members shall, directly or indirectly, for the benefit of himself or the benefit of another, without the prior written consent of Buyer, recruit or solicit for employment or engagement, any Person who was an employee of the Company as of the Closing Date or who was an employee of the Company as of the Member’s termination of employment with the Company to (a) terminate or limit such employment, or (b) during the time of such Person’s employment with the Company or any Affiliate of the Company, accept employment, or enter into any consulting arrangement, with any Person other than the Company or hire such a Person; provided, however, that general advertising not directed specifically at employees of the Company, or the employment of a Person who responds to such a general advertisement (without any solicitation prohibited by this provision) shall not be deemed to violate this Section 6.14.4;

6.14.5 From the date hereof and thereafter, each of the Members shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party, or use for the benefit of himself or any third party, any Confidential Information. As used in this Section 6.14.5, “Confidential Information” shall mean any information relating to (a) this Agreement or the transactions contemplated hereby or (b) the business or affairs of the Company or Buyer, including, information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, methods, presentation materials, equipment, programs, strategies and information, analyses, profit margins or other proprietary information. Notwithstanding the foregoing, each Member may disclose such Confidential Information described in (a) above to his spouse and his professional advisers as is required for purposes of rendering personal tax or legal advice to him and to his spouse (provided that he informs them of his obligations hereunder and require such professional advisers and his spouse to comply with such obligations), and he may disclose Confidential Information (i) as is required by applicable law during any legal proceeding (provided that he first informs Buyer so that it may seek a protective order) and (ii) as is required for purposes of performing his duties contemplated hereunder, provided such disclosures are authorized by the Company.

6.14.6 Each of the Members recognizes that the restrictive covenants contained herein are valid and enforceable pursuant to California Business and Professions Code §16601 and that the territorial, time and scope limitations set forth in this Section 6.14 are reasonable and are properly required for the protection of Buyer’s legitimate interest in client relationships, goodwill and trade secrets of the Company. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and the Members agree, and the Members submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

6.14.7 Each of the Members acknowledges and agrees that the covenants set forth in this Section 6.14 are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if a Member breaches any of the terms of this Section 6.14, and that in the event of a Member’s actual or threatened breach of any of the provisions contained in this Section 6.14, Buyer will have no adequate remedy at law. Each of the Members accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Section 6.14, Buyer shall be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

6.15 Intentionally Omitted

6.16 Option Agreements. Notwithstanding anything to the contrary in any contract, agreement, arrangement or understanding relating to any outstanding options or other derivative securities of the Company between a Member, on the one hand, and the Company, on the other hand, (a) no notices shall be required in connection with the transactions contemplated hereby under such contracts, agreements, arrangements or understandings, and (b) immediately prior to the Closing (i) all outstanding options or other derivative securities of the Company, whether vested or unvested, shall be exercised pursuant to the Contingent Exercise Agreements and (ii) any such contracts, agreements, arrangements or understandings which have not been exercised in full shall be terminated, without penalty in respect of such termination to any party.

6.17 Assignment of Intellectual Property by Members. Effective as of the Closing, and except as otherwise expressly provided in the Cross-License as to Larry Senn, each of the Members hereby conveys, transfers and assigns to the Company, all of such Member’s right, title and interest (if any) in and to any Company Intellectual Property and any other Intellectual Property relating to the business of the Company in any respect, including without limitation domain names incorporating any of the Intellectual Property set forth in Schedule 4.18 or any derivations thereof.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF BUYER

7.1 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the fulfillment of the following conditions prior to or at Closing, each of which may be waived (as conditions to its obligations) in writing by Buyer:

7.1.1 Representations and Warranties and Covenants of the Members and the Company.

7.1.1.1 The representations and warranties relating to the Members contained in Article III shall, without giving effect to any materiality qualifications therein, be true and correct in all material respects on and as of the date hereof and as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date);

7.1.1.2 The representations and warranties relating to the Company contained in Article IV shall, without giving effect to any materiality or Material Adverse Effect qualifications therein, be true and correct on and as of the date hereof and as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date), except for such failures to be true and correct as would not have a Material Adverse Effect;

7.1.1.3 Each Member shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by such Member at or prior to the Closing;

7.1.1.4 The Company shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing;

7.1.1.5 Each Member shall have furnished to Buyer a certificate, dated as of the Closing Date, to the effect that the conditions applicable to such Member set forth in Sections 7.1.1.1 through 7.1.1.4 have been satisfied; and

7.1.1.6 The Company shall have furnished to Buyer a certificate, dated as of the Closing Date, to the effect that the conditions applicable to the Company set forth in Sections 7.1.1.2 and 7.1.1.4 have been satisfied.

7.1.2 No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated by this Agreement.

7.1.3 Antitrust Laws. Any applicable waiting period under the HSR Act for the transactions contemplated hereby shall have expired or been terminated.

7.1.4 Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Person necessary to permit the Parties to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect.

7.1.5 No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect.

7.1.6 Resignations of Managers. The managers of the Company and Senn-Delaney International LLC shall have tendered, effective at the Closing, their resignations as such managers.

7.1.7 Releases. Each Member shall have executed a release in the form of Exhibit A.

7.1.8 Indemnity Escrow Agreement. The Member Representatives and the Escrow Agent shall have executed and delivered the Indemnity Escrow Agreement.

7.1.9 Retention Escrow Agreement. The Member Representatives and the Escrow Agent shall have executed and delivered the Retention Escrow Agreement.

7.1.10 Repayment of Indebtedness. At the Closing, all indebtedness for borrowed money of the Company, including all amounts outstanding under the B of A Line of Credit, shall be repaid, and any Encumbrances with respect thereto shall be released.

7.1.11 Employment Agreements. Each of the Members and the Company shall have executed and delivered an Employment Agreement.

7.1.12 Spousal Consents. The spouse of each Member shall have executed and delivered a Spousal Consent.

7.1.13 Contingent Exercise Agreements. Each of the Optionholders and the Company shall have executed and delivered a Contingent Exercise Agreement.

7.1.14 Opinion. The Company has delivered to Buyer the opinion referred to in Section 2.2.3.6.

7.1.15 Payoff Letters. The Company has delivered to Buyer the payoff letters referred to in Section 2.2.3.7.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE MEMBERS

8.1 Conditions to Obligations of the Members. The obligations of Members to effect the Closing shall be subject to the fulfillment of the following conditions prior to or at Closing, each of which may be waived (as conditions to its obligations) in writing by the Members:

8.1.1 Representations and Warranties and Covenants of Buyer.

8.1.1.1 The representations and warranties of Buyer contained in Article V shall, without giving effect to any materiality qualifications therein, be true and correct in all material respects on and as of the date hereof and as though such representations and warranties were made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date);

8.1.1.2 Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and

8.1.1.3 Buyer shall have furnished to each Member a certificate, dated as of the Closing Date, to the effect that the conditions applicable to Buyer as set forth in Sections 8.1.1.1 and 8.1.1.2 have been satisfied.

8.1.2 No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated by this Agreement.

8.1.3 Antitrust Laws. Any applicable waiting period under the HSR Act for the transactions contemplated hereby shall have expired or been terminated.

8.1.4 Indemnity Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered the Indemnity Escrow Agreement.

8.1.5 Retention Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered the Retention Escrow Agreement.

8.1.6 Employment Agreements. Buyer shall have executed and delivered each of the Employment Agreements.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

9.1.1 by written agreement of Buyer and the Members;

9.1.2 by the written notice of the Members to Buyer if the Closing shall not have occurred on or before December 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to the Members if the failure of the Members to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

9.1.3 by the written notice of Buyer to the Members if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1.3 shall not be available to Buyer if the failure of Buyer to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

9.1.4 by either the Members or Buyer, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and non-appealable, unless the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement;

9.1.5 by written notice of the Members to Buyer if (a) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that the condition set forth in Section 8.1.1.2 would not be satisfied, or (b) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the condition set forth in Section 8.1.1.1 would not be satisfied and, in the case of (a) or (b), such breach is incapable of being cured by the Outside Date; or

9.1.6 by written notice of Buyer to the Members if (a) the Members shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Members such that the condition set forth in Sections 7.1.1.3 or 7.1.1.4 would not be satisfied, or (b) there exists a breach of any representation or warranty of the Members or the Company contained in this Agreement such that the condition set forth in Section 7.1.1.1 or Section 7.1.1.2 would not be satisfied and, in the case of (a) or (b), such breach is incapable of being cured by the Outside Date.

9.2 Effect of Termination. In the event of termination of this Agreement by a Party pursuant to Section 9.1, written notice thereof shall be given by the terminating Party to the other Parties and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any Party, and the transactions contemplated by this Agreement shall be abandoned without further action by the Parties, except that the provisions of Sections 6.3 and 6.4, this Section 9.2, the applicable provisions of Article X (including Section 10.6) and Sections 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 12.8, 12.11, 12.12 and 12.14 shall survive the termination of this Agreement; provided, however, that nothing contained in this Section 9.2 shall relieve any Party from liability for any willful and material breach of this Agreement existing at or prior to such termination.

ARTICLE X

INDEMNIFICATION

10.1 Survival. The representations and warranties and covenants and agreements that contemplate performance prior to the Closing contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months (it being understood that such representations and warranties and covenants and agreements shall terminate on, and no claim or action with respect thereto may be brought after, the date that is eighteen (18) months after the Closing Date); provided that the representations and warranties (i) relating to each Member contained in Sections 3.1 and 3.4, and the related indemnity obligations set forth in Section 10.2, shall survive indefinitely, (ii) relating to the Company contained in Sections 4.1, 4.2, 4.3, 4.5, 4.10, 4.19 and 4.21, and the related indemnity obligations set forth in Section 10.2, shall survive indefinitely, (iii) relating to the Company contained in Sections 4.16.3 and 4.16.4, and the related indemnity obligations set forth in Section 10.2 shall survive the Closing and continue in full force and effect for the applicable statute of limitations (including any valid extension) plus ninety (90) days thereafter, (iv) relating to the Company contained in Section 4.15 and 4.18, and the related indemnity obligations set forth in Section 10.2 shall survive the Closing and continue in full force and effect for three (3) years after the Closing Date, (v) of Buyer contained in Sections 5.1 and 5.2, and the related indemnity obligations set forth in Section 10.3, shall survive indefinitely, and (vi) relating to the Company contained in Sections 4.12 and 4.17 shall survive as provided for in Section 6.8. The covenants and agreements that contemplate performance in whole or in part after the Closing and the related indemnity obligations set forth in Sections 10.2 and 10.3 shall survive the Closing and continue in effect until (x) to the extent such covenants and agreements have an expiration date, such expiration date, and (y) to the extent that such covenants do not have an expiration date, indefinitely. Survival of the covenants set forth in Section 6.8 shall be governed by Section 6.8.7. Notwithstanding the preceding sentences, any representation and warranty or covenant or agreement in respect of which indemnification under Sections 10.2 and 10.3 may be sought shall survive the time at which it would otherwise terminate pursuant to the preceding sentences (and the obligation to indemnify an Indemnified Party shall not terminate as provided above), with respect to any item as to which, before the expiration of the applicable period, notice of any claim (stating in reasonable detail the basis of such claim) shall have been provided in accordance with the provisions of this Article X.

10.2 Indemnification of Buyer.

10.2.1 Subject to Sections 10.1 and 10.2.3 and the other provisions of this Article X, each Member hereby agrees to severally indemnify and hold harmless Buyer and its Affiliates (including the Company following the Closing) and each of their respective Representatives (collectively, “Buyer Indemnified Parties”), from and against any Losses which any of the Buyer Indemnified Parties may incur arising out of:

10.2.1.1 the breach of any representation or warranty of such Member as to itself contained in Article III (in each case, where such representation or warranty is read without giving effect to any qualifications or exceptions relating to materiality); or

10.2.1.2 the breach by such Member of or failure by such Member to perform any of its covenants or agreements (other than covenants or agreements requiring such Member to cause the Company to take or not take any action) contained in this Agreement.

10.2.2 Subject to Sections 10.1 and 10.2.3 and the other provisions of this Article X, each Member hereby agrees to, subject to Section 12.16, severally in proportion to such Member’s Allocable Share, indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses which any of the Buyer Indemnified Parties may incur arising out of:

10.2.2.1 the breach of any representation or warranty of the Members contained in Article IV (in each case, where such representation or warranty is read without giving effect to any qualifications or exceptions relating to materiality or Material Adverse Effect); or

10.2.2.2 (a) the breach by the Company or the failure by the Company to perform any of the covenants or agreements contained in this Agreement which require the Company to take or not take any action or (b) the breach by any Member of or the failure by any Member to perform any of the covenants or agreements contained in this Agreement which require such Member to cause the Company to take or not take any action; or

10.2.3 The Members shall have no obligation to indemnify the Buyer Indemnified Parties from and against any Losses pursuant to Sections 10.2.1.1 or 10.2.2.1:

10.2.3.1 with respect to any individual Loss or series of related Losses until such Loss exceeds Ten Thousand Dollars ($10,000) (the “Mini Basket”), at which time the amount of such Losses shall then count toward the Indemnity Threshold;

10.2.3.2 subject to Section 10.2.3 above, until the cumulative aggregate amount of such Losses exceeds Five Hundred Thousand Dollars ($500,000) (the “Indemnity Threshold”), at which time the Members will be obligated to indemnify Buyer Indemnified Parties from and against all such Losses; and

10.2.3.3 for cumulative aggregate Losses in excess of Nine Million Dollars ($9,000,000) (the “Indemnity Cap”), after which point the Members shall have no obligation to indemnify any Buyer Indemnified Party against any further Losses;

provided, however, that the limitations set forth in Sections 10.2.3.1, 10.2.3.2 and 10.2.3.3 shall not apply to the obligation of the Members to indemnify Buyer Indemnified Parties under Sections 10.2.1.1 or 10.2.2.1 from and against any Losses arising out of (a) fraud or willful misconduct and (b) a breach of the representations and warranties contained in Sections 3.1, 3.4, 4.1, 4.2, 4.3, 4.5, 4.10, 4.12, 4.17, 4.19 and 4.21.

10.2.4 The Buyer Indemnified Parties shall not be entitled to indemnification under Sections 10.2.1 or 10.2.2 for any Losses to the extent a reserve with respect to such Losses is included in the calculation or determination of Final Working Capital; provided, however, that for the avoidance of doubt, the foregoing shall not limit any claim for Losses under this Agreement to the extent Buyer is not made whole by the Final Working Capital Adjustment, for example, if as a result the inclusion of such liabilities on the Preliminary Closing Balance Sheet causes the representation and warranty with respect to the Financial Statements in Section 4.6 to be inaccurate.

10.3 Indemnification of the Members.

10.3.1 Subject to Sections 10.1 and 10.3.2 and the other provisions of this Article X, Buyer hereby agrees to indemnify and hold harmless the Members and their respective Affiliates and each of their respective Representatives (collectively, “Member Indemnified Parties”), from and against any Losses which any of the Member Indemnified Parties may incur arising out of:

10.3.1.1 the breach of any representation or warranty of Buyer contained in Article V (in each case, where such representation or warranty is read without giving effect to any qualifications or exceptions relating to materiality); or

10.3.1.2 the breach by Buyer of or failure by Buyer to perform any of its covenants or agreements contained in this Agreement.

10.3.2 Buyer shall have no obligation to indemnify the Member Indemnified Parties from and against any Losses pursuant to Section 10.3.1:

10.3.2.1 with respect to any individual Loss or series of related Losses until such Loss exceeds the Mini Basket, at which time the amount of such Losses shall then count toward the Indemnity Threshold;

10.3.2.2 until the cumulative aggregate amount of such Losses exceeds the Indemnity Threshold, at which time Buyer will be obligated to indemnify the Member Indemnified Parties from and against all such Losses; and

10.3.2.3 for cumulative aggregate Losses in an amount in excess of the Indemnity Cap, after which point Buyer shall have no obligation to indemnify any Member Indemnified Party against any further Losses;

provided, however, that the limitations set forth in Sections 10.3.2.1, 10.3.2.2 and 10.3.2.3 shall not apply to the obligation of Buyer to indemnify the Member Indemnified Parties under Section 10.3.1.1 from and against any Losses arising out of (a) fraud or willful misconduct and (b) Buyer’s breach of the representations and warranties contained in Sections 5.1 and 5.2.

10.4 Procedure for Claims.

10.4.1 Notice and Opportunity to Defend Against Third Party Claims.

10.4.1.1 Promptly after receipt from any third party by any Buyer Indemnified Party or Member Indemnified Party (the “Indemnified Party”) of a notice of any demand, claim or circumstance that, immediately or with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in Losses for which indemnification may be sought hereunder, the Indemnified Party shall give written notice thereof (the “Third Party Claim Notice”) to the party obligated to provide indemnification pursuant to this Agreement (the “Indemnifying Party”); provided, however, that a failure to give such notice shall not prejudice the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby or forfeits substantive rights or defenses as a result of such failure. The Third Party Claim Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses has been or may be suffered by the Indemnified Party.

10.4.1.2 The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, who shall be reasonably satisfactory to the Indemnified Party, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within twenty (20) Business Days following its receipt of the Third Party Claim Notice notify in writing the Indemnified Party of its intent to do so (the “Indemnifying Party Notice”), which Indemnifying Party Notice shall specify the counsel it will appoint to defend such claim and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. Within ninety (90) days of sending the Indemnifying Party Notice, should the Indemnifying Party wish to continue defending such Asserted Liability, the Indemnifying Party shall acknowledge in writing and without qualification its obligation to indemnify the Indemnified Party for all Losses with respect to such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any Asserted Liability without the consent of the other party; provided, however, that such consent to settlement or compromise shall not be unreasonably delayed or withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to compromise or defend any Asserted Liability, the Indemnified Party shall, at the expense of the Indemnifying Party, make available to the Indemnifying Party any books, records or other documents within its control that are reasonably necessary or appropriate for such compromise or defense. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify in writing the Indemnified Party of its election as herein provided, the Indemnifying Party shall, at the expense of the Indemnifying Party, make available to the Indemnified Party any books, records or other documents within its control that are reasonably necessary or appropriate for such compromise or defense. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to elect to compromise or defend, and the Indemnified Party shall be entitled to compromise and defend, any Asserted Liability, at the expense of the Indemnifying Party, if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by external counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party or (iii) the claim seeks an injunction or other equitable relief against the Indemnified Party or Buyer.

10.4.2 Claims Procedures for Other Claims. If pursuant to this Article X any claim for indemnification is made by an Indemnified Party with respect to any matter other than a claim of third parties (which are governed by Section 10.4.1), then such Indemnified Party (the “Claimant”) shall send written notice to the Indemnifying Party setting forth in reasonable detail a description of the facts upon which the claim is based and a reasonable estimate of the amount of the claim (a “Claim,” with the notice thereof referred to as the “Claims Notice”); provided, however, that a failure to give such notice shall not prejudice the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby or forfeits substantive rights or defenses as a result of such failure. The Indemnifying Party against whom the Claim is brought (the “Respondent”) shall have ten (10) Business Days from receipt of the Claims Notice to respond to such Claim. Such response shall be in writing and shall set forth (a) in reasonable detail the Respondent’s objection to the Claim and the basis for such objection, (b) in reasonable detail the efforts undertaken or to be undertaken by the Respondent to cure the Claim or (c) that the Respondent does not object to the Claim. If the Respondent fails to respond to the Claim Notice in the manner set forth above within such ten (10) Business Day period, then the Respondent shall be deemed to have conceded the Claim in full. If the Respondent(s) and Claimant(s) are unable to resolve the Claim within twenty (20) Business Days from the date of receipt of the Claim Notice, then the Claim shall be resolved by a court of competent jurisdiction (subject to Section 12.3).

10.4.3 Any Asserted Liability or Claim payable to the Indemnified Party by the Indemnifying Party in accordance with the terms hereof shall be promptly paid to the Indemnified Party by the Indemnifying Party following the final determination thereof.

10.5 Claims Net of Tax Benefits. All Losses for which a claim is made by any Indemnified Party pursuant to this Article X shall be net of any Tax Benefit resulting from the event that resulted in such claim.

10.6 Exclusive Remedy. Except for claims arising out of fraud or willful misconduct, from and after the Closing, the rights and remedies of the Buyer Indemnified Parties and the Member Indemnified Parties under this Article X and Section 6.8 are exclusive and in lieu of any and all other rights and remedies which Buyer (or any Buyer Indemnified Party) or the Members (or any Member Indemnified Party), as the case may be, may have against the other Parties, under this Agreement or otherwise, whether in tort or otherwise, with respect to the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by the Members, the Company or Buyer in or pursuant to this Agreement.

10.7 Subsequent Recovery. If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Losses for which it received such indemnity payment (the “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expenses incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, including any increases in insurance premiums resulting from making a claim under the insurance policies in connection thereto, but in no event shall any such payment exceed the amount of such indemnity payment.

10.8 Indemnity Payments Shall be Adjustments to Purchase Price. Any payment made by Buyer or the Members pursuant to this Article X shall be deemed an adjustment in the Purchase Price.

10.9 Information; Waiver. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

10.10 Indemnity Escrow. After the Closing and notwithstanding anything herein to the contrary, should any Buyer Indemnified Party have a claim for indemnification or payment of damages or any other amount to which it is entitled, Buyer shall first seek to satisfy such claim through the Escrow Funds to the extent not already segregated in connection with any other pending claims. Should such funds not be sufficient to satisfy such claim, Buyer may, at its election and sole discretion, notify the Members that it will deposit into escrow any amount otherwise due to the Members or any of their Affiliates or Representatives under this Agreement (the “Supplementary Escrow Funds”). Such Supplementary Escrow Funds shall remain in escrow subject to the terms and conditions of the Indemnity Escrow Agreement. Notwithstanding the foregoing, the rights set forth in this Section 10.10 shall in no way be deemed to limit or override Buyer’s other remedies and rights under this Agreement or under applicable law.

ARTICLE XI

MEMBER REPRESENTATIVE

11.1 Appointment. Each Member hereby irrevocably makes, constitutes and appoints each of Larry Senn and James H. Hart (collectively, the “Member Representatives” and each individually, a “Member Representative”), acting jointly, as his agents and attorneys-in-fact with full power of appointment and substitution to act together for him and in his name in connection with all matters relating to this Agreement.

11.2 Power and Authority.

11.2.1 Each Member hereby gives the Member Representatives, acting jointly, full power and authority to: (i) execute amendments to this Agreement, the Indemnity Escrow Agreement and the Retention Escrow Agreement; (ii) give and receive all notices and other communications relating to this Agreement, including any Dispute Notice in accordance with Section 2.3.4 or any Earnout Dispute Notice in accordance with Section 2.4.2, the Indemnity Escrow Agreement and the Retention Escrow Agreement; (iii) act on such Member’s behalf according to the terms of this Agreement, including, without limitation, in the negotiation, settlement and/or defense in connection with any matter as to which such Member is an Indemnifying Party or to otherwise resolve any indemnification matters contemplated by Article X and the Indemnity Escrow Agreement and the Retention Escrow Agreement, all in the absolute discretion of the Member Representatives, acting jointly; (iv) engage and compensate professionals, including attorneys and accountants, on behalf of Members, to advise and assist the Member Representative in the performance of his duties under this Agreement, the Indemnity Escrow Agreement and the Retention Escrow Agreement in the absolute discretion of the Member Representative; and (v) in general, do all things and to perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, instruments and documents, contemplated by or deemed advisable in connection with this Agreement, the Indemnity Escrow Agreement and the Retention Escrow Agreement all without notice to any Member and with the same effect as if the Members had themselves taken such action. Solely among the Members and with no adverse effect to Buyer whatsoever, with respect to any Loss resulting from the breach or inaccuracy of any representation or warranty contained in Article III or Article IV, each Member authorizes the Member Representatives to allocate any Liability with respect thereto solely to the Member or Members who are responsible for such Liability.

11.2.2 The foregoing power of attorney is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or legal incapacity of each Member. The power of attorney shall survive the assignment by a Member of his rights and interests under this Agreement, the Indemnity Escrow Agreement or the Retention Escrow Agreement. This power of attorney shall not be affected by the subsequent incapacity or mental incompetence of any Member.

11.3 Members’ Representations and Warranties Regarding Member Representatives. Each Member hereby represents and warrants to Buyer that such Member has full power and authority to appoint the Member Representatives to act for such Member and in such Member’s name in connection with all matters relating to this Agreement, the Indemnity Escrow Agreement and the Retention Escrow Agreement; and each Member acknowledges that Buyer and its successors and assigns may rely and act upon any action taken by and upon any agreements, certificates, receipts, instructions, instruments and documents signed by the Member Representatives, acting jointly, with the same force and effect as if such Member himself or herself had so acted. Notwithstanding anything to the contrary contained in this Agreement, the Indemnity Escrow Agreement or the Retention Escrow Agreement, Buyer and any other Person entitled to indemnification from any Member pursuant to Article X shall be entitled to deal exclusively with the Member Representatives on all matters relating to this Agreement (including all matters relating to Article X), the Indemnity Escrow Agreement and the Retention Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Member by the Member Representatives, acting jointly, and on any other action taken or purported to be taken on behalf of any Member by the Member Representatives, acting together, as fully binding upon such Member. Each Member hereby represents and warrants that he or she has received and reviewed this Agreement, the Indemnity Escrow Agreement and the Retention Escrow Agreement and has made the foregoing appointment after consideration of how such appointment may affect such Member with respect to this Agreement, the Indemnity Escrow Agreement and the Retention Escrow Agreement.

11.4 Member Representatives’ Liability. The Member Representatives shall not be liable to any other Member for any error of judgment or for any act done or omitted by them in good faith, or for anything which they may in good faith do or refrain from doing while acting in the capacity of Member Representatives pursuant to the terms hereunder. Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The other Members shall indemnify and hold harmless the Member Representatives from and against any Losses or expenses incurred without gross negligence or bad faith on the part of the Member Representatives and arising out of or in connection with the acceptance or administration of the Member Representatives’ duties hereunder.

11.5 Payments; Notices. All amounts payable to Members under any agreement entered into pursuant to this Agreement, the Indemnity Escrow Agreement and the Retention Escrow Agreement after the Closing shall be paid to the Member Representatives, who shall allocate such amounts among the Members in accordance with each Member’s Allocable Share and pay such allocated amounts to the Members. Notices or communications to or from the Member Representatives shall constitute notice to or from each of the Members.

11.6 Resignation, Death and Incapacity of Member Representative. In the event of the resignation, death or incapacity of either Member Representative, the remaining Member Representative shall serve as the sole Member Representative hereunder. In the event of the resignation, death or incapacity of the remaining Member Representative, then a successor Member Representative reasonably acceptable to Buyer shall be appointed within thirty (30) days thereafter by the Members (or their personal representatives if deceased or incapacitated) who owned a majority of the Membership Interests immediately prior to the Closing. The choice of a successor Member Representative appointed in any manner permitted above shall be final and binding upon the Members and Buyer. The decisions and actions of any successor Member Representative shall be, for all purposes, those of the Member Representative as if originally named herein.

ARTICLE XII

MISCELLANEOUS

12.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless (a) such assignment is consented to in writing by Buyer and the Members, or (b) Buyer assigns its rights, in whole or in part, to one or more Affiliates of Buyer, but in the case of clause (b) above, no such assignment will relieve Buyer of its obligations under this Agreement. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

12.2 Choice of Law. This Agreement and its validity, construction, enforcement and interpretation shall be governed by the substantive laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.3 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (A) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (B) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THESE COURTS AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (C) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 11.4; AND (D) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH JUDICIAL PROCEEDING OR OTHER ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered; (b) forty-eight (48) hours after deposited in the United States mail, first-class, postage prepaid; (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (d) on the date of delivery if sent by facsimile, in each case addressed to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer, to:

Heidrick & Struggles International, Inc.

233 S. Wacker Drive

Suite 4200

Chicago, IL 60606-6303

Attention: General Counsel

Facsimile: (312) 496-1297

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, IL 60606

Attention: Richard C. Witzel, Jr.

Facsimile: (312) 407-0411

If to the Members, to:

Larry Senn

P.O. Box 74

Sunset Beach, CA 90742

and

James H. Hart

P.O. Box 84

Glenbrook, NV 89413

with copies (which shall not constitute notice) to:

Steptoe & Johnson LLP

2121 Avenue of the Stars, Suite 2800

Los Angeles, CA 90067

Attention: Jeffrey M. Weiner, Esq.

Facsimile: (310) 734-3177

If to the Company after the Closing, to:

Senn-Delaney Leadership Consulting Group, LLC

7755 Center Avenue, Suite 900

Huntington Beach, CA 92647

Attention: James H. Hart

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, IL 60606

Attention: Richard C. Witzel, Jr.

Facsimile: (312) 407-0411

12.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

12.6 Fees and Expenses. Except as otherwise specified in this Agreement, each Party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement; provided that Buyer, on the one hand, and the Members, subject to Section 12.16, severally in accordance with their Allocable Share, on the other hand, shall each be responsible for fifty percent (50%) of all Transfer Taxes; provided, further that Buyer, on the one hand, and the Company, on the other hand, shall each be responsible for fifty percent (50%) of the applicable filing fees under the HSR Act. The Members covenant and agree that (a) all costs and expenses incurred by the Company (including investment advisory and legal fees and expenses) in connection with this Agreement and the transactions contemplated by this Agreement or any other alternative transactions shall be paid in full by the Company at or prior to the Closing and (b) from and after the Closing, the Company shall not have any liability for any costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement or any other alternative transaction. Subject to Section 12.16, the Members, severally in accordance with their Allocable Share, covenant and agree that the Company shall not have any liability with respect to, and shall cause Greif & Co. to release the Company from, any obligation to pay Greif & Co. any amounts from and after the Closing (such release to be in a form acceptable to Buyer, provided that receipt of any such release shall not limit in any way the obligation of the Members under this sentence). If after the Closing, Buyer receives a refund of such HSR fee, Buyer shall promptly pay fifty percent (50%) of such refund to the Members Representatives on account of the Members.

12.7 Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect to such subject matter, including the non-binding proposal dated November 21, 2012; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms and this Agreement.

12.8 Interpretation.

12.8.1 When a reference is made to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article, Section, Annex, Exhibit or Schedule of or to this Agreement unless otherwise indicated.

12.8.2 Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless otherwise indicated.

12.8.3 Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

12.8.4 References to “dollars” or “$” are to United States dollars.

12.8.5 The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

12.8.6 This Agreement was prepared jointly by the Parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

12.8.7 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

12.8.8 Any defined term set forth in Annex I that refers to a list shall be deemed to include the parenthetical “(whether listed or required to be listed).”

12.9 Disclosure. Any matter disclosed in any Schedule of the Company Disclosure Schedule shall be considered disclosed with respect to each other Schedule of such Company Disclosure Schedule to the extent the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure. The inclusion of information in any Schedule of the Company Disclosure Schedule shall not be construed as an admission that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any law, Permit or contract or other topic to which such disclosure is applicable.

12.10 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written agreement executed and delivered by the Members, the Company and Buyer. Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

12.11 Privileged and Confidential Information. Buyer agrees that the Members can assert the attorney-client privilege with respect to communications between the Company and Counsel and any work product of Counsel, in each case, otherwise meeting the requirements of such privilege and primarily relating to this Agreement and the transactions contemplated hereby (collectively, “Privileged Information”), which privileges shall be deemed the Members’ and not the Company’s, and such work product shall be deemed to have been prepared on behalf of the Members and not for the Company for purposes of any dispute that may arise after the Closing between the Members, on the one hand, and Buyer and/or the Company, on the other hand. Buyer further knowingly and irrevocably agrees to waive and to cause the Company to waive any claim that Counsel is disqualified from representing, and agrees that Counsel may represent, the Members (and may not represent the Company or Buyer) in any such dispute. For purposes of this paragraph, the term Company also includes the Company’s predecessors and successors. All such Privileged Information, whether expressly labeled or not, shall be deemed to have been delivered, and may also be delivered to the Members at the Closing. The Members acknowledge that their sole and exclusive remedy with respect to Buyer’s breach of this Section 12.11 shall be to seek injunctive relief.

12.12 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

12.13 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

12.14 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties agree that executed counterparts of this Agreement signed by one Party to this Agreement and sent by facsimile or pdf attachment to electronic mail to the other Party to this Agreement: (a) shall have the same effect as an original signed counterpart of this Agreement, and (b) shall be conclusive proof, admissible in judicial proceedings, of such Party’s execution of this Agreement.

12.15 Enforcement of Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of this Agreement (including the failure by a Party to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law.

12.16 Joint and Several Liability of the Principal Members. Notwithstanding any other term or provision of this Agreement otherwise providing for the several liability of the Members for any representation, warranty, covenant or agreement, including indemnities, contained herein or otherwise limiting any Member’s liability for any representation, warranty, covenant or agreement, including indemnities, contained herein to such Member’s “Allocable Share” or similar phrase, Larry Senn and James H. Hart (collectively, the “Principal Members” and each individually, a “Principal Member”) shall, subject to the terms and conditions of Article X, be jointly and severally liable, without regard to their respective Allocable Shares, for all representations, warranties, covenants and agreements, including indemnities, of the Members contained herein; provided, however, that the joint and several liability of each Principal Member shall not extend to the representations or warranties of any other Member set forth in Article III or such Member’s indemnity obligations with respect thereto.

12.17 Acknowledgement and Consent of the Members. Each of the Members, by virtue of his signature below, hereby acknowledges and consents to the waiver of the transfer restrictions contained in Article VII of the Operating Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:	/s/ Richard W. Pehlke
	Name:	Richard W. Pehlke
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Membership Interest Purchase Agreement

SENN-DELANEY LEADERSHIP CONSULTING GROUP, LLC

By:	/s/ James H. Hart
Name: James H. Hart
Title: President/CEO

Signature Page to Membership Interest Purchase Agreement

SENN-DELANEY LEADERSHIP CONSULTING GROUP, LLC

By:	/s/ Larry E. Senn
Name: Larry E. Senn
Title: Manager

Signature Page to Membership Interest Purchase Agreement

/s/ Larry E. Senn
Larry E. Senn

Signature Page to Membership Interest Purchase Agreement

/s/ James H. Hart
James H. Hart

Signature Page to Membership Interest Purchase Agreement

/s/ Nicholas Neuhausel
Nicholas Neuhausel

Signature Page to Membership Interest Purchase Agreement

/s/ Michael Marino
Michael Marino

Signature Page to Membership Interest Purchase Agreement

/s/ William Parsons
William Parsons

Signature Page to Membership Interest Purchase Agreement

/s/ Nitsa Lallas
Nitsa Lallas

Signature Page to Membership Interest Purchase Agreement

/s/ Dustin Seale
Dustin Seale

Signature Page to Membership Interest Purchase Agreement

ANNEX I

DEFINITIONS

“AAA” shall have the meaning set forth in Section 2.3.5.

“Actual Cumulative EBITDA” shall have the meaning set forth in Annex III.

“Actual EBITDA” shall have the meaning set forth in Annex III.

“Addition” shall have the meaning set forth in Annex III.

“Adjusted Net Income” shall have the meaning set forth in Annex III.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term “control,” for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

“Agreement” means this Membership Interest Purchase Agreement, as it may be amended, modified or supplemented, from time to time, together with all Annexes, Exhibits and Schedules attached hereto.

“Allocable Share” means, with respect to each Member, the percentage set forth opposite such Member’s name on Schedule A hereto.

“Antitrust Division” shall have the meaning set forth in Section 6.6.1.

“Asserted Liability” shall have the meaning set forth in Section 10.4.1.1.

“Balance Sheet” means the audited balance sheet of the Company as of December 31, 2011 included in the Financial Statements.

“Balance Sheet Date” means September 30, 2012.

“Base Purchase Price” shall have the meaning set forth in Section 2.1.2.

“B of A Line of Credit” means the Company’s indebtedness to Bank of America, N.A. pursuant to that certain revolving line of credit facility created pursuant to the Loan and Security Agreement by and between Bank of America, N.A. and the Company and the other documents and agreements executed and delivered in connection therewith.

“Business” means the corporate culture shaping consulting business and any products and services related thereto.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in Chicago, Illinois or Los Angeles, California.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

Annex I-1

“Buyer Entity” shall have the meaning set forth in Annex III.

“Buyer Indemnified Party” shall have the meaning set forth in Section 10.2.1.

“Cash” means all cash on hand at the Closing in accordance with GAAP.

“Claim” shall have the meaning set forth in Section 10.4.2.

“Claimant” shall have the meaning set forth in Section 10.4.2.

“Claim Notice” shall have the meaning set forth in Section 10.4.2.

“Client Engagements” means all client engagements of the Company with Company Clients.

“Closing” shall have the meaning set forth in Section 2.2.1.

“Closing Date” shall have the meaning set forth in Section 2.2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Clients” means all clients of the Company that had engagements in process as of the Closing Date or were in progress at any point after January 1, 2012.

“Company Contracts” shall have the meaning set forth in Section 4.14.1.

“Company Disclosure Schedule” means the disclosure schedule of the Company referred to in, and delivered to Buyer pursuant to, this Agreement.

“Company Health Plans” shall have the meaning set forth in Section 6.2.2.

“Company Intellectual Property” means the Intellectual Property owned, used, held for use or licensed from third parties by the Company.

“Company Leases” shall have the meaning set forth in Section 4.11.1.

“Company Plans” shall have the meaning set forth in Section 4.17.1.

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Buyer, dated June 18, 2012, as amended, modified or supplemented from time to time.

“Confidential Information” shall have the meaning set forth in Section 12.11.

“Contingent Exercise Agreement” means a contingent exercise agreement substantially in the form of Exhibit E to be entered into prior to the Closing Date by the Company and each Optionholder.

Annex I-2

“Continuing Employees” shall have the meaning set forth in Section 6.2.1.

“Corporate Overhead Allocations” shall have the meaning set forth in Annex III.

“Counsel” means Steptoe & Johnson LLP.

“Cross-License” shall have the meaning set forth in Section 6.12.2.

“Cumulative EBITDA Payment” shall have the meaning set forth in Section 2.4.5.

“Dispute Notice” shall have the meaning set forth in Section 2.3.4.

“Disputed Item” shall have the meaning set forth in Section 2.3.4.

“Earnout Amount” shall have the meaning set forth in Section 2.4.5.

“Earnout Dispute Notice” shall have the meaning set forth in Section 2.4.2.

“Earnout Disputed Item” shall have the meaning set forth in Section 2.4.2.

“Earnout Period” shall have the meaning set forth in Annex III.

“EBITDA” shall have the meaning set forth in Annex III.

“EBITDA Notice” shall have the meaning set forth in Section 2.4.1.

“Employment Agreement” means an employment agreement substantially in the form of Exhibit B to be entered into on the Closing Date by the Company and a Member.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, restrictive covenant or other restrictions of any kind.

“Environmental Laws” shall have the meaning set forth in Section 4.16.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” shall have the meaning set forth in Section 4.17.1.

“Escrow Agent” means The Bank of New York Mellon, as escrow agent under the Indemnity Escrow Agreement and the Retention Escrow Agreement.

“Escrow Funds” shall have the meaning set forth in Section 2.2.4.1.

“Estimated Working Capital” shall have the meaning set forth in Section 2.3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

Annex I-3

“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.3.5.

“Final EBITDA Notice” shall have the meaning set forth in Section 2.4.3.

“Final Working Capital” shall have the meaning set forth in Section 2.3.5.

“Final Working Capital Adjustment” shall have the meaning set forth in Section 2.3.6.

“Financial Statements” means (a) the audited balance sheet of the Company as of December 31, 2011, the reviewed balance sheet of the Company as of December 31, 2010 and 2009, and the related statements of income and comprehensive income, members’ equity and comprehensive income, and cash flows for the years then ended, and (b) the unaudited balance sheet of the Company as of September 30, 2012, and the related unaudited statements of income and comprehensive income, and members’ equity and comprehensive income for the nine (9) months then ended.

“FTC” shall have the meaning set forth in Section 6.6.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” shall have the meaning set forth in Section 3.2.

“Governmental Authority” means any foreign or United States federal, state or municipal government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Hazardous Substances” means all substances defined or regulated as pollutants, contaminants, toxic, hazardous or words of similar import by any Environmental Law or any other material that would reasonably be expected to result in liability under Environmental Law, including petroleum and petroleum products, friable asbestos, lead, toxic mold, polychlorinated biphenyls, radon, and urea-formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations.

“Indebtedness” means any money borrowed by the Company at the Closing, including any loans, letters of credit, liabilities under capitalized leases, deferred payments of any capital expenditures, or other money borrowed, excluding any trade payables or accrued operating expenses that are captured in the Working Capital definition in Annex II.

“Indemnified Party” shall have the meaning set forth in Section 10.4.1.1.

“Indemnifying Party” shall have the meaning set forth in Section 10.4.1.1.

“Indemnifying Party Notice” shall have the meaning set forth in Section 10.4.1.2.

“Indemnity Cap” shall have the meaning set forth in Section 10.2.3.3.

Annex I-4

“Indemnity Escrow Agreement” means an escrow agreement substantially in the form of Exhibit C to be entered into on the Closing Date by the Member Representatives, Buyer and the Escrow Agent.

“Indemnity Threshold” shall have the meaning set forth in Section 10.2.3.2.

“Independent Accountant Arbitrator” shall have the meaning set forth in Section 2.3.5.

“Intellectual Property” means all intellectual property rights of every kind throughout the world, whether registered or unregistered, including all United States and foreign (a) patents, patent disclosures, invention disclosures and inventions (whether or not patentable and whether or not reduced to practice) and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, design rights and Internet domain names and other designations of source or origin, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) trade secrets and all other confidential or proprietary information, ideas, know-how, inventions, processes, formulae, patterns, compilations, programs, devices, techniques, methods, systems, practices, models, and methodologies (“Trade Secrets”); (e) rights in software, databases, data and technology supporting the foregoing, and all documentation; (f) all rights in the foregoing and in other similar intangible assets; and (g) all registrations, applications and renewals for any of the foregoing.

“Knowledge of the Company” means the knowledge of the Members, Diana Ott and Paula Banks, after reasonable inquiry.

“Labor Union” shall have the meaning set forth in Section 4.15.1.

“Leased Real Property” shall have the meaning set forth in Section 4.11.1.

“Losses” means any and all damages, losses, claims, charges, penalties, amounts paid in settlement, fees, costs and expenses (including court costs and reasonable attorneys’ fees and expenses). Notwithstanding anything to the contrary contained in the Agreement, Losses shall not include punitive damages unless such Person had punitive damages assessed against it.

“Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate, is reasonably likely to have a material adverse effect on the business, operations, results of operations, cash flows, assets, liabilities, financial condition or prospects of the Company, other than effects resulting from: (i) general economic conditions in any of the markets or geographical areas in which the Company operates but only to the extent such changes in conditions do not affect the Company in a disproportionate manner; (ii) conditions generally affecting any of the industries in which the Company operates but only to the extent such changes in conditions do not affect the Company in a disproportionate manner; (iii) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack but only to the extent such changes in conditions do not affect the Company in a disproportionate manner; (iv) any actions taken, or failures to take action, or such other

Annex I-5

changes or events, in each case, to which Buyer has expressly consented to in writing; or (v) the announcement or pendency of the transactions contemplated by this Agreement, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the business of the Company.

“Member” or “Members” shall have the meaning set forth in the preamble to this Agreement.

“Member Indemnified Parties” shall have the meaning set forth in Section 10.3.1.

“Member Representative” or “Member Representatives” shall have the meaning set forth in Section 11.1.

“Membership Interests” shall have the meaning set forth in the recitals to this Agreement.

“Mini-Basket” shall have the meaning set forth in Section 10.2.3.1.

“Operating Agreement” means the Amended and Restated Operating Agreement of the Company, dated as of September 30, 2003, as amended by the Addendum to Operating Agreement, dated as of July 20, 2009.

“Optionholder” means each Member who holds options to purchase Membership Interests immediately prior to the Closing.

“Outside Date” shall have the meaning set forth in Section 9.1.2.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

“Permits” shall have the meaning set forth in Section 4.16.2.

“Permitted Encumbrance” means (a) Encumbrances incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security; (b) mechanics, carriers’ workers’, repairers’, materialmen’s, warehousemen’s and other Encumbrances which have arisen in the ordinary course of business consistent with past practice; (c) Encumbrances expressly approved by Buyer in writing; (d) Encumbrances for Taxes not yet delinquent or contested in good faith and for which appropriate reserves have been established on the Financial Statements or that arose or were created in the ordinary course of business consistent with past practice since the Balance Sheet Date; (e) statutory liens of landlords for amounts not yet due and payable; and (f) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

“Person” means any individual, association, corporation, partnership, limited liability company, trust or other entity or organization, including a Governmental Authority.

“Preliminary Closing Balance Sheet” shall have the meaning set forth in Section 2.3.3.1.

Annex I-6

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.3.3.

“Preliminary Working Capital” shall have the meaning set forth in Section 2.3.3.2.

“Premium Performance Payment” shall have the meaning set forth in Section 2.4.5.

“Principal Member” or “Principal Members” shall have the meaning set forth in Section 12.16.

“Privileged Information” shall have the meaning set forth in Section 12.11.

“Projected Cumulative EBITDA” shall have the meaning set forth in Annex III.

“Projected EBITDA” shall have the meaning set forth in Annex III.

“Projections” shall have the meaning set forth in Annex III.

“Purchase Price” shall have the meaning set forth in Section 2.1.3.

“Recovery” shall have the meaning set forth in Section 10.7.

“Reference Working Capital” shall have the meaning set forth in Section 2.3.2.

“Representatives,” with respect to a Person, shall mean such Person’s directors, managers, officers, employees and legal, financial and accounting advisors.

“Respondent” shall have the meaning set forth in Section 10.4.2.

“Restricted Period” shall have the meaning set forth in Section 6.14.2.

“Retention Escrow Agreement” means an escrow agreement substantially in the form of Exhibit D to be entered into on the Closing Date by the Member Representatives, Buyer and the Escrow Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Spousal Consent” means the spousal consent substantially in the form of Exhibit F to be executed and delivered by the spouse of each Member.

“Straddle Period” means any Taxable period that begins before and ends after the Closing Date.

“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity interests or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests of such Person.

“Supplementary Escrow Funds” shall have the meaning set forth in Section 10.10.

Annex I-7

“Tax” means (a) any foreign, federal, state, county or local income, sales and use, excise, franchise, occupancy, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, custom, levy, fee, assessment or charge in the nature of (or similar to) taxes (including any amounts owed in respect of any law relating to escheat or unclaimed property) imposed by any tax authority or other Governmental Authority, including any estimated payment of any of the foregoing, and including an interest, addition to tax or penalties related thereto, and (b) any amount owed or indemnification obligation for any item described in clause (a) as a result of being a member of a combined, consolidated, unitary, affiliated, or similar group, as a transferee or successor, by contract or otherwise, pursuant to applicable law.

“Tax Benefit” means the amount of any actual cash tax reduction of an Indemnified Party in the year in which an indemnified Loss accrues.

“Tax Return” means any return, report, declaration, information return or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any amendments thereof and including any schedules or attachments thereto.

“Territory” shall have the meaning set forth in Section 6.14.2.

“Third Party Claim Notice” shall have the meaning set forth in Section 10.4.1.1.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“U.K. Pension” shall have the meaning set forth in Section 4.17.6.

“Working Capital” shall have the meaning set forth in Annex II and shall be calculated by the procedures set forth in Annex II.

“Yearly EBITDA Payment” shall have the meaning set forth in Section 2.4.4.

Annex I-8

ANNEX II

WORKING CAPITAL

For purposes of calculating Estimated Working Capital, Preliminary Working Capital and Final Working Capital as of the Closing Date, all Working Capital schedules shall be prepared in accordance with:

(1)	The accounting principles, policies, practices, procedures and methodologies used in the preparation of the Balance Sheet; and

(2)	To the extent not otherwise addressed in (1), GAAP at the Closing Date.

All Working Capital schedules shall be determined by subtracting the sum of all of the Company’s current liabilities (excluding any tax liabilities) as of the Closing Date from the sum of all of the Company’s current assets (excluding Cash in excess of Seven Hundred Seventy Five Thousand Dollars ($775,000), any payments due from Employees, due from Members, Leasehold Improvement reimbursements due, and any tax assets) as of the Closing Date. Pursuant to Section 6.2.4, the Company is required to pay any bonuses, profit sharing payments, scorecard program payments, commissions, severance and any other variable compensation or remuneration due to its employees prior to close. To the extent these amount are not paid by Closing, any related liabilities will be included as part of Closing Working Capital. For the avoidance of doubt, this reflects an intentional inconsistency between the establishment of the Reference Working Capital and Estimated Working Capital in order to fund such liabilities.

Annex II-1

ANNEX III

EARNOUT

“Projected EBITDA” shall be (a) Ten Million Ten Thousand Six Hundred Sixty One Dollars ($10,010,661) for the fiscal year ended December 31, 2013, (b) Thirteen Million One Hundred Sixty Two Thousand Three Hundred Forty Four Dollars ($13,162,344) for the fiscal year ended December 31, 2014 and (c) Fifteen Million Five Hundred Eighty Four Thousand One Hundred Eighty Nine Dollars ($15,584,189) for the fiscal year ended December 31, 2015.

“Projected Cumulative EBITDA” shall be Thirty Eight Million Seven Hundred Fifty Seven Thousand One Hundred Ninety Four Dollars ($38,757,194).

“Actual EBITDA” shall be EBITDA (as defined below) for each of the fiscal years ended December 31, 2013, 2014 and 2015.

“Actual Cumulative EBITDA” shall be EBITDA for the three (3)-fiscal year period ended December 31, 2015.

The calculation of Actual EBITDA and Actual Cumulative EBITDA shall be determined as follows:

1. “EBITDA” means for any period, the sum of (i) Adjusted Net Income for such period, plus (ii) the amount which, in the determination of Adjusted Net Income for such period, was deducted for (A) interest expense, (B) provisions for income taxes, and (C) depreciation and amortization, all determined in accordance with GAAP (as defined below), minus (iii) the amount which, in the determination of Adjusted Net Income for such period, was added for (A) interest income and (B) any non-cash income or non-cash gains, all as determined in accordance with GAAP. EBITDA shall not include any gains, losses or profits realized from the sale of any assets, and shall be computed without regard to “extraordinary items” of gain or loss as defined by GAAP. As used herein, “GAAP” shall mean GAAP as consistently applied by the Company in the Financial Statements for the fiscal year ended December 31, 2011.

2. “Adjusted Net Income” means net income of the Company, determined in accordance with GAAP, with the following adjustments:

(a) Intercompany Items. No deduction shall be made for any management fees, Corporate Overhead Allocations (as defined below), including costs and expenses associated with bringing the Company into compliance with the Sarbanes-Oxley Act, charged by Buyer (or any Affiliate of Buyer, other than the Company) (each, a “Buyer Entity”) to the Company. “Corporate Overhead Allocations” is defined as any overhead or expenses allocated or charged to the Company for such period in the calculation of net income, provided that if a Buyer Entity provides goods, services, benefits or functions to the Company either (i) in substitution of those that existed prior to the Closing or (ii) that the Company otherwise would have incurred, then, in each case, the reasonable overhead or expense allocation or charge in connection with such goods, services, benefits or functions shall not be considered Corporate Overhead Allocation as long as the allocations or charges for such goods, services, benefits or functions are no more expensive than the allocation or charges for the applicable goods, services, benefits or functions set forth in the Projections for such period. “Projections” means the

Annex III-1

projections of the Company attached to this Annex III1. In the event of a future merger or combination involving the Company and Buyer, appropriate adjustments shall be made so that no assets or liabilities of, or accounting, tax or other attributes of, Buyer Entity shall in any way affect the calculation of the Company’s EBITDA or Adjusted Net Income.

(b) Synergy Costs Savings. A deduction shall be made to the extent not already allocated for any actual reductions in costs (including, any respective headcount reductions, information technology related costs, insurance, etc.) that would have been incurred by the Company (and not reflected in any Corporate Overhead Allocations), but are no longer necessary as the service is performed by a Buyer Entity. For purposes of this calculation for any period, the savings will be calculated based upon the level of costs set forth in the Projections for such period.

(c) Benefit-Related Costs. If Buyer makes changes to the existing employee benefit programs of the Company, as of the Closing Date, which changes increase or decrease the cost of the employee benefit programs of the Company, the additional cost or reduction will be eliminated from expense in the calculation of Adjusted Net Income; provided, however, that this does not apply to any increase in cost due to changes in experience or other market factors.

(d) Capital Projects. If Buyer causes the Company to undertake any capital project, including information technology, not currently planned by the Company as set forth in the Projections (an “Addition”) and not reasonably required in order to support the existing business operations in a manner consistent with historical service levels, the Parties shall meet and determine whether revenues and costs related to such new Addition should appropriately be included in or eliminated from the calculation of Adjusted Net Income. If mutual agreement is not reached, then such cost and the associated revenue, if any, derived therefrom shall be eliminated in the calculation of Adjusted Net Income. To the extent such costs are reasonably required in order to support the Company’s existing business operations consistent with historical service levels prior to the Closing Date, such costs should be included in the calculation of Adjusted Net Income.

(e) Information Technology. If Buyer causes the Company to incur any information technology out of pocket cash expenses to integrate the Company’s systems with those of Buyer, the additional cost will be eliminated from expense in the calculation of Adjusted Net Income.

(f) Adjusted Other Net Income Exclusions. The items described below shall without duplication be excluded from Adjusted Net Income to the extent these items are captured in the reported net income of the Company determined in accordance with GAAP:

(i)	All gains or losses associated with the disposition of any securities or the extinguishment of any indebtedness of Buyer;

[1]

The Parties acknowledge and agree that the Projections are included herein for the sole purpose of mechanically facilitating certain of the provisions relating to the computation of the Company’s EBITDA and the inclusion of the Projections herein shall not alter in any way the Members’ liability with respect to such Projections, which shall be the same as if the Projections were not included herein.

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(ii)	Any extraordinary or nonrecurring gains or losses, including any non-cash impairment charges related to goodwill; or

(iii)	Net Income solely related to any impact from purchase accounting.

(g) Disputes. Any disputes, other than a dispute under paragraph (e) immediately above, relating to the calculation of Adjusted Net Income shall be resolved by the Independent Accountant Arbitrator in accordance with the procedures set forth in Section 2.3.5 of the Agreement.

(h) Other Definitions. Except as otherwise defined in this Annex III, capitalized terms used herein shall be defined as set forth in the Agreement.

(i) Transaction Fees and Expenses. For purposes of clarity, no deduction shall be made for legal, accounting or other fees, costs or expenses incurred by the Company or Buyer in connection with the Agreement. Pursuant to Section 12.6 of the Agreement, such fees, costs and expenses are to be paid by the Members or Buyer.

Annex III-3

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1 Definitions	1

ARTICLE II PURCHASE AND SALE OF MEMBERSHIP INTERESTS	1

2.1 Purchase and Sale of Membership Interests	1

2.2 Closing	2

2.3 Base Purchase Price Adjustment	4

2.4 Earnout	7

2.5 Withholdings	9

2.6 Purchase Price Allocation	9

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE MEMBERS	10

3.1 Authorization	10

3.2 Governmental Approvals	10

3.3 No Conflict or Violation	10

3.4 Membership Interests	10

3.5 Legal Proceedings	10

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY	11

4.1 Due Formation and Good Standing	11

4.2 Authorization	11

4.3 Subsidiaries	11

4.4 Governmental Approvals	12

4.5 Capitalization	12

4.6 Financial Statements	12

4.7 No Undisclosed Liabilities	13

4.8 No Conflict or Violation	13

4.9 Legal Proceedings	13

4.10 Personal Property	13

4.11 Real Property	13

4.12 Taxes	15

4.13 Absence of Certain Changes	16

i

4.14 Company Contracts	16

4.15 Labor	19

4.16 Compliance With Law	20

4.17 Employee Benefit Plans	20

4.18 Intellectual Property	22

4.19 Brokers’ Fees	24

4.20 Insurance Coverage	24

4.21 Affiliate Transactions	24

4.22 Client Engagements	25

4.23 No Other Representations or Warranties	25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	25

5.1 Due Formation and Good Standing	25

5.2 Authorization of Transaction	26

5.3 Governmental Approvals	26

5.4 No Conflict or Violation	26

5.5 Legal Proceedings	26

5.6 Acquisition for Equity Investment	26

5.7 Funding	27

5.8 Brokers’ Fees	27

ARTICLE VI COVENANTS	27

6.1 Conduct of the Company’s Business	27

6.2 Employment Matters	29

6.3 Publicity	30

6.4 Confidentiality	30

6.5 Access to Information	31

6.6 Filings and Consents	31

6.7 Reasonable Best Efforts	32

6.8 Tax Matters	33

6.9 Exclusive Dealing	35

6.10 Indebtedness	35

6.11 Maintenance of Brand Name and Corporate Office	35

6.12 Use of Name	35

6.13 Further Assurances	36

6.14 Acknowledgement; Non-Compete; Non-Solicitation; Non-Interference; Confidentiality	36

6.15 Intentionally Omitted	38

6.16 Option Agreements	38

6.17 Assignment of Intellectual Property by Members	38

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF BUYER	38

7.1 Conditions to Obligations of Buyer	38

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE MEMBERS	40

8.1 Conditions to Obligations of the Members	40

ARTICLE IX TERMINATION	41

9.1 Termination of Agreement	41

9.2 Effect of Termination	42

ARTICLE X INDEMNIFICATION	42

10.1 Survival	42

10.2 Indemnification of Buyer	43

10.3 Indemnification of the Members	44

10.4 Procedure for Claims	45

10.5 Claims Net of Tax Benefits	47

10.6 Exclusive Remedy	47

10.7 Subsequent Recovery	47

10.8 Indemnity Payments Shall be Adjustments to Purchase Price	47

10.9 Information; Waiver	47

10.10 Indemnity Escrow	47

ARTICLE XI MEMBER REPRESENTATIVE	48

11.1 Appointment	48

11.2 Power and Authority	48

11.3 Members’ Representations and Warranties Regarding Member Representatives	49

11.4 Member Representatives’ Liability	49

11.5 Payments; Notices	49

11.6 Resignation, Death and Incapacity of Member Representative	49

ARTICLE XII MISCELLANEOUS	50

12.1 Assignment; Binding Effect	50

12.2 Choice of Law	50

12.3 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	50

12.4 Notices	51

12.5 Headings	52

12.6 Fees and Expenses	52

12.7 Entire Agreement	52

12.8 Interpretation	53

12.9 Disclosure	53

12.10 Waiver and Amendment	53

12.11 Privileged and Confidential Information	54

12.12 Third Party Beneficiaries	54

12.13 Severability	54

12.14 Counterparts; Facsimile Signatures	54

12.15 Enforcement of Agreement	54

12.16 Joint and Several Liability of the Principal Members	55

12.17 Acknowledgement and Consent of the Members	55

Annexes, Exhibits and Schedules

Schedule A – Members

Annex I – Definitions

Annex II – Working Capital

Annex III – Earnout

Exhibit A – Releases

Exhibit B – Employment Agreement

Exhibit C – Indemnity Escrow Agreement

Exhibit D – Retention Escrow Agreement

Exhibit E – Contingent Exercise Agreement

Exhibit F – Form of Spousal Consent

Schedule 4.4 – Governmental Approvals

Schedule 4.5 – Capitalization

Schedule 4.7 – No Undisclosed Liabilities

Schedule 4.8 – No Conflict or Violation

Schedule 4.9 – Legal Proceedings

Schedule 4.10 – Personal Property

Schedule 4.11 – Real Property

Schedule 4.12 – Taxes

Schedule 4.13 – Absence of Certain Changes

Schedule 4.14 – Company Contracts

Schedule 4.15 – Labor

Schedule 4.16 – Compliance with Law

Schedule 4.17 – Employee Benefit Plans

Schedule 4.18 – Intellectual Property

Schedule 4.20 – Insurance

Schedule 4.21 – Affiliate Transactions

Schedule 4.22 – Client Engagements

Schedule 5.3 – Governmental Approvals

Schedule 6.1 – Conduct of Company’s Business

Schedule 6.2 – Employment Matters

Schedule 6.11 – Maintenance of Brand Name and Corporate Office

v